Exhibit 10.15

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and among

FMC TECHNOLOGIES, INC.,

SCHILLING ROBOTICS, INC.,

SCHILLING ROBOTICS, LLC,

and

for purposes of Articles II, III and IX only

TYLER SCHILLING

dated as of

December 24, 2008

i

ii

SCHEDULES

Disclosure Schedule

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of December 24, 2008, is made by and among FMC TECHNOLOGIES, INC., a Delaware corporation (“Purchaser”), SCHILLING ROBOTICS, INC., a Delaware corporation (“Seller”), SCHILLING ROBOTICS, LLC, a Delaware limited liability company (the “Company”) and, for purposes of Articles II, III and IX only, Tyler Schilling, an individual (“Schilling”). Purchaser, Seller, the Company and Schilling may be collectively referred to herein as the “Parties” and individually as a “Party.” Certain capitalized terms used in this Agreement have the meanings ascribed to them in Section 10.1 hereof.

W I T N E S S E T H:

WHEREAS, Seller owns directly or indirectly one hundred (100) units of limited liability company membership interest (the “Units”) of the Company;

WHEREAS, prior to consummation of the transactions set forth in this Agreement, Seller and the Company shall engage in certain restructuring transactions to ensure that all of the employees, assets and agreements relating to the Business (other than certain equity and equity-like agreements) are assigned to or otherwise legally held by the Company;

WHEREAS, Seller is entering into a unitholders agreement with Purchaser pursuant to which, among other things, Purchaser will be granted the right to acquire the remaining Units of the Company, subject to certain terms and conditions, during the two-year period beginning January 1, 2012 (the “Unitholders Agreement”); and

WHEREAS, the Manager and Members of the Company and the respective Boards of Directors of each of Purchaser and Seller have approved, and each such Board of Directors deems it advisable and in the best interests of its respective stockholders to consummate, the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF UNITS

Section 1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing: (a) the Company agrees to issue and transfer to Purchaser and Purchaser agrees to purchase from the Company 5.45 Class A-1 Units (the “Class A-1 Units”) for a purchase price equal to (i) $27,200,000 minus (ii) an amount equal to the product of 0.45 and the Schilling Transaction Expenses Estimate (the “A-1 Unit Purchase Price”) and (b) Seller agrees to sell and transfer to Purchaser, and Purchaser agrees to purchase from Seller, forty-two (42) of the Units held by Seller (the “Purchased Units”), for a purchase price equal to

$88,800,000 (the “Purchased Unit Purchase Price” and together with the A-1 Unit Purchase Price, the “Total Purchase Price”) (the “Transaction”). A portion of the Purchase Unit Purchase Price shall be placed into an escrow account pursuant and subject to Section 1.7 hereof and a portion of the A-1 Unit Purchase Price shall be retained by Purchaser pursuant and subject to Section 1.8 hereof.

Section 1.2 Closing. The Closing of the Transaction (the “Closing”) shall take place at the offices of DLA Piper LLP (US) (“DLA Piper”), counsel to Seller and the Company, at 400 Capitol Mall, Suite 2400, Sacramento, CA 95814, or at such other place as Purchaser, the Company and Seller may agree, on December 26, 2008, subject to the satisfaction or waiver of the conditions to Closing set forth in Article VII (the “Closing Date”).

Section 1.3 Deliveries. Subject to the terms and conditions of this Agreement, at the Closing, (a) Seller will deliver to Purchaser a certificate or certificates representing the Purchased Units, duly endorsed for transfer to Purchaser, against payment by Purchaser of the Purchased Unit Purchase Price (less the Escrow Amount) by wire transfer of immediately available funds to Seller’s account, (b) the Purchaser shall pay the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds as provided in the Escrow Agreement, (c) the Company will deliver to Purchaser a certificate or certificates for the Class A-1 Units, registered in the name of Purchaser, against payment by Purchaser of the A-1 Unit Purchase Price (less the Holdback Amount) by wire transfer of immediately available funds to the Company’s account, and (d) the Parties shall deliver the other documents and agreements described in Article VII of this Agreement.

Section 1.4 Use of Proceeds. Seller shall apply the proceeds from the sale of Purchased Units solely to the repayment of principal and interest on certain installment notes issued by Seller under that certain Purchase Agreement, dated as of December 28, 2007, by and among Seller, Newco and the Company. The Company shall apply the proceeds from the sale of the Class A-1 Units to general working capital.

Section 1.5 Amendment of Operating Agreement and Admission of Purchaser as Member of the Company. At the Closing, (i) the Company’s current Limited Liability Company Operating Agreement (the “Current Operating Agreement”) shall be amended and restated in substantially the form attached hereto as Exhibit A (the “New Operating Agreement”) and (ii) Seller, the Company and Purchaser shall take all actions necessary and appropriate to cause Purchaser to be admitted as a “Member” of the Company under the New Operating Agreement.

Section 1.6 Board of Directors of the Company. As of the Closing, the Board of Directors of the Company shall be as set forth in the New Operating Agreement.

Section 1.7 Escrow. Concurrent with the Closing, Purchaser, Seller, Schilling and U.S. Bank National Association (the “Escrow Agent”) shall enter into an escrow agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”). At the Closing, Purchaser shall cause the amount of Ten Million Dollars ($10,000,000) from the Purchased Unit Purchase Price (the “Escrow Amount”) to be deposited with the Escrow Agent.

Section 1.8 Purchase Price Adjustment.

(a) The parties hereto acknowledge that the purchase price has been based in part on the Company having an equity value (after giving effect to the transactions contemplated hereby, including the application of proceeds therefrom) as of the Closing Date of at least $257,777,777. The A-1 Unit Purchase Price delivered by Purchaser pursuant to Section 1.1 shall be adjusted in accordance with the following procedures. Seller and the Company agree to cause the Company’s independent auditors to complete and deliver to the Company and Purchaser, as soon as practicable after the Closing Date, a consolidated audited balance sheet of Seller, the Company and the Subsidiaries as of December 26, 2008, and the related statements of operations and cash flows for the fiscal year then ended, including the notes thereto (together the “2008 Financial Statements”). Within 30 days after delivery of the 2008 Financial Statements, the Company shall deliver to Purchaser a statement setting forth the proposed calculations (the “Proposed Calculations”) of Actual 2008 EBITDA, Net Debt, Actual Net Equity Value and the Actual Purchased Interest Value, accompanied by materials showing in reasonable detail Seller’s support for the Proposed Calculations. For purposes of calculating “Actual Net Equity Value,” the Parties agree to use the following formula:

Actual Net Equity Value = (E x 8.52) – ND

Where:	E = Actual 2008 EBITDA

ND = Net Debt

(b) Purchaser shall have the right for 30 days following its receipt of the Proposed Calculations to object to the Proposed Calculations. Any objection made by Purchaser shall be accompanied by materials showing in reasonable detail Purchaser’s support for its position. Purchaser shall be deemed to have waived any rights to object under this Agreement unless Purchaser furnishes its written objections, together with supporting materials, to the Company within such 30-day period. Purchaser and the Company shall meet to resolve any differences in their respective positions with respect to the Proposed Calculations. If the Company and Purchaser are unable to agree upon the Proposed Calculations within 30 days of the Company’s receipt of Purchaser’s objections, Purchaser or the Company may submit the matter to be resolved through an arbitration procedure conducted in accordance with Section 9.3.

(c) Following the final determination of the Actual Purchased Interest Value as set forth in Section 1.7(b) above, if the Actual Purchased Interest Value is less than $116,000,000 (the amount of such shortfall, the “Company Adjustment Payment”), Purchaser shall offset the Company Adjustment Payment against the Holdback Amount. Following such offset, (i) to the extent the Company Adjustment Payment exceeds the Holdback Amount, the Company shall promptly (but in any event within five Business Days) wire transfer in immediately available funds to Purchaser, to an account designated by Purchaser, an amount equal to such excess, or (ii) to the extent the Holdback Amount exceeds the Company Adjustment Payment, Purchaser shall promptly (but in any event within five Business Days) wire transfer in immediately available funds to the Company, to an account designated by the Company, an amount equal to such excess. Notwithstanding the foregoing, in the event that the Company Adjustment Payment exceeds $20,000,000, the Company shall promptly (but in any event within five Business Days) deliver to Purchaser in the manner described above, $10,000,000 in immediately available funds and the Parties shall consult with each other as to the treatment of the amount in excess of $20,000,000.

(d) Following the final determination of the Actual Purchased Interest Value as set forth in Section 1.7(b) above, if the Actual Purchased Interest Value equals or exceeds $116,000,000, no payment shall be made by the Company in respect of this Section 1.7. In such event, Purchaser shall promptly (but in any event within five Business Days) wire transfer in immediately available funds to the Company, to an account designated by the Company, an amount equal to the Holdback Amount.

(e) All amounts to be paid under this Section 1.7 shall be deemed to be adjustments to the Total Purchase Price.

(f) For illustration purposes only, Exhibit C attached hereto sets forth three sample calculations of Actual Net Equity Value and the resulting amounts payable by Seller or Buyer pursuant to this Section 1.7.

(g) The Parties agree that the determination of Actual 2008 EBITDA shall, to the extent applicable, take into account the adjustments described on Exhibit D hereto. The Company shall manage its working capital, including the payment of accounts payable, in a manner consistent with past practice until the end of the Company’s fiscal year ending December 26, 2008.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as set forth in the schedule prepared and signed by an appropriate officer of Seller and an appropriate officer of the Company delivered to Purchaser prior to the execution of this Agreement setting forth specific exceptions to Seller’s, the Company’s and Schilling’s representations and warranties set forth in this Agreement (each section of which qualifies the correspondingly numbered representation and warranty by the Company, Seller and Schilling) (the “Disclosure Schedule”), Seller and Schilling, jointly and severally, represent and warrant to Purchaser as of the date hereof and the Closing Date as follows:

Section 2.1 Title. Seller is the record owner of 55 Units, its wholly owned subsidiary, Newco, is the record owner of 45 Units, and Seller is the beneficial owner of all 100 Units. Immediately after the Closing Purchaser will be the record and beneficial owner of all such Purchased Units, in each case free and clear of all Liens, other than Liens created or imposed by Purchaser and restrictions on transfers under applicable securities laws. Seller has not granted any option or right, and is not a party to or bound by any agreement that requires or, upon the passage of time, the payment of money or occurrence of any other event, would require Seller to transfer any of the Units to anyone (other than to Purchaser under this Agreement).

Section 2.2 Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and currently contemplated to be conducted. Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such other jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements, documents and instruments of Seller contemplated hereby and to perform its obligations hereunder and thereunder. Execution, delivery and performance of such obligations by Seller have been duly and validly authorized by all requisite action on the part of Seller.

Section 2.3 Capitalization.

(a) As of the date hereof, the authorized equity interests of Seller consist of 30,000,000 shares of common stock, $0.0001 par value per share (the “Seller’s Common Stock”), 15,660,901 of which are issued and outstanding. As of the date hereof, (i) no shares of Seller’s Common Stock are issued and held in the treasury of Seller and (ii) no shares of Seller’s Common Stock are reserved for issuance pursuant to any outstanding options, warrants or other securities convertible into shares of Seller’s Common Stock. Of the issued and outstanding shares of Seller’s Common Stock set forth above, none are subject to repurchase rights in connection with the Transaction. All of the outstanding shares of Seller’s Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable laws, including federal and state securities laws, and Seller’s certificate of incorporation and bylaws, and are held free and clear of all Liens. The rights, preferences and privileges of the shares of Seller’s Common Stock are as set forth in the Seller’s certificate of incorporation. Schedule 2.3(a) of the Disclosure Schedule sets forth a true and complete list of all record holders of the shares of Seller’s Common Stock as of the date of this Agreement with the name of each holder and number of shares of Seller’s Common Stock held. Seller is the record and beneficial owner of all outstanding Securities of Newco.

(b) Except as set forth in Schedule 2.3(a) of the Disclosure Schedule, (i) there are no equity interests of Seller or Newco issued or outstanding; (ii) there are no existing options, warrants, calls, preemptive rights, rights of first refusal, equity appreciation, phantom stock or similar rights, indebtedness having general voting rights or debt convertible into securities having such rights (“Voting Debt”) or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued equity interests of Seller or Newco obligating Seller or Newco to issue, transfer or sell or cause to be issued, transferred or sold any equity interests or Voting Debt of, or other equity interest in, Seller or Newco or securities convertible into or exchangeable for such equity interests, or obligating Seller or Newco to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of Seller or Newco to repurchase, redeem or otherwise acquire any shares of Seller’s Common Stock or other Securities of Newco or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c) There are no voting trusts or other agreements or understandings to which Seller or Newco is a party with respect to the voting of the equity interests of Seller or Newco.

(d) No Indebtedness of Seller contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Seller, or (iii) the ability of Seller to grant any Lien on its properties or assets. Newco has not incurred and is not liable for any Indebtedness. For purposes of this Agreement, “Indebtedness” shall mean (A) all indebtedness, whether or not contingent, for borrowed money or for the deferred purchase price of property or services, (including but not limited to amounts referred to by Seller, the Company or any Subsidiary as equipment debt, AR debt, and “growth capital” debt), (B) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (C) all obligations under financing or capital leases or letters of credit, (D) all obligations in respect of acceptances issued or created, (E) all liabilities secured by any lien on any property, (F) all non-compete payments due to owners of businesses acquired by Seller, the Company or any Subsidiary and (G) all guarantee obligations, in each case including the principal amount thereof, any accrued interest thereon and any prepayment premiums or fees or termination fees with respect thereto, provided, however, that trade payables and accruals incurred in the ordinary course of business shall not be considered Indebtedness hereunder.

Section 2.4 No Conflict; Consents.

(a) No notice to or filing with, and no permit, authorization, waiver, consent or approval of, any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government (in each case, whether foreign or domestic) (a “Governmental Entity”), or any other Person is necessary for the execution, delivery or performance of this Agreement and the other agreements contemplated hereby by Seller or the consummation by Seller of the transactions contemplated by this Agreement, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (ii) such antitrust filings as may be required in any jurisdiction; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not be reasonably expected to have a Company Material Adverse Effect.

(b) No consent, order, authorization, approval, declaration or filing is required on the part of Seller for or in connection with the execution, delivery or performance of this Agreement and the other agreements, documents and instruments of Seller contemplated hereby. Neither the execution and delivery of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of Seller’s certificate of incorporation or bylaws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any mortgage, pledge, charge, security interest, claim or encumbrance of any kind (collectively, a “Lien”)) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, permit, authorization, franchise, contract, agreement or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, or its properties or assets.

Section 2.5 Validity and Enforceability. This Agreement, and the Transaction Documents to which Seller is a party, shall be, when executed and delivered by Seller, the valid and binding obligations of the Seller enforceable in accordance with their respective terms, subject to (i) laws of general application relating to specific performance, injunctive relief or other equitable remedies, (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (iii) federal or state laws limiting enforceability of the indemnification provisions in Article IX of this Agreement.

Section 2.6 No Other Activities. Except as disclosed on Schedule 2.6 of the Disclosure Schedule, Seller has not engaged in any business activities, held any assets or incurred any liabilities since its formation, other than holding Units solely as a unitholder of the Company.

Section 2.7 Taxes.

(a) The Seller’s wholly owned subsidiary, Newco, through which the Seller indirectly owns 45 Units, is properly classified as an entity disregarded as separate from the Seller for U.S. federal income Tax purposes in accordance with Treas. Reg. § 301.7701-3;

(b) For federal income Tax purposes, the Seller is, and has been at all times since its inception, properly classified as an “S corporation” under Section 1361 of the Code and the Treasury Regulations thereunder, and is and has been so classified for state income Tax purposes pursuant to analogous state provisions. Each of the subsidiaries of the Seller is either (i) properly classified as an entity disregarded as separate from the Seller for U.S. federal income Tax purposes in accordance with Treas. Reg. § 301.7701-3 or (ii) properly classified as a “qualified subchapter S subsidiary” within the meaning of Section 1361 of the Code; provided, however, that the foregoing will not apply to the Company or the Subsidiaries after the completion of the Seller’s obligations in Section 6.7. The Seller will not be liable for any Tax under Section 1374 of the Code or any other applicable state or local law as a result of the transactions contemplated by this Agreement, including the making of a Section 338(h)(10) Election. The Seller has not, since its inception, acquired assets from another corporation in a transaction in which the Seller’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or acquired the stock of any corporation which is or became a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code;

(c) The Seller is not required to make payments, dividend distributions or loans to any shareholder in regard to taxes owed by that shareholder with respect to its share of taxable income earned by the Seller;

(d) The Seller has timely filed with the appropriate Tax Authorities all Tax Returns required to be filed, and such Tax Returns are true, correct and complete;

(e) The Seller has paid in full all Taxes which are or have become due (whether or not shown on any Tax Return). There are no liens for Taxes upon any property or assets of the Seller except for liens for personal property Taxes not yet due and payable. No Audits are presently pending with regard to any Taxes or Tax Returns of the Seller, and no such Audit is threatened, and no deficiency or adjustment for any Taxes has been proposed, asserted, or assessed against the Seller. No material adjustments have been asserted as a result of any Audit which have not been resolved and fully paid, and no issue has been raised by any Tax Authority in any Audit of the Seller that, if raised with respect to any other period not so audited, could be expected to result in a proposed deficiency for any period not so audited. The Seller has never received any notice of any claim made by a Tax Authority in a jurisdiction where the Seller does not file a Tax Return, that the Seller is or may be subject to taxation by that jurisdiction. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Seller, and no power of attorney granted by the Seller with respect to any Taxes or Tax Returns is currently in force. The Seller does not have any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person. The Seller is not a party to, bound by, obligated under, any Tax sharing agreement, Tax allocation agreement, Tax indemnification agreement, agreement where liability is determined by reference to the Tax liability of a third party, or any similar agreement, contract, or arrangement;

(f) The Seller has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country; and

(g) The Seller has never engaged in any transaction that gives rise to: (x) a registration obligation under Section 6111 of the Code or the Treasury Regulations promulgated thereunder; (y) a list maintenance obligation under Section 6112 of the Code or the Treasury Regulations promulgated thereunder; or (z) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code or the Treasury Regulations promulgated thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure Schedule, the Company, Seller and Schilling, jointly and severally, represent and warrant to Purchaser as of the date hereof and the Closing Date as follows:

Section 3.1 Organization.

(a) The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and currently contemplated to be conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such other jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any event or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect (i) on the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of Seller, the Company and the Subsidiaries, taken as a whole, or (ii) that would prevent or materially alter or delay the Transaction or any of the other transactions contemplated hereby, in each case other than as a result of changes or effects resulting, directly or indirectly, from (A) the public announcement of or performance of the Transaction (including any action or inaction by the Company’s or any Subsidiary’s customers, suppliers, employees or competitors as a result of the public announcement or consummation of the Transaction), (B) changes in GAAP or any applicable law, (C) changes in the Business, (D) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity, (E) changes in general economic conditions or the financial securities markets or credit markets generally, but only to the extent any such change described in clauses (B), (C), (D) and (E) is not specifically related to Seller, the Company and the Subsidiaries taken as a whole or disproportionately affects the Seller, Company and the Subsidiaries taken as a whole relative to other businesses that derive substantially all of their revenue from the same type of business as the Business. The Company has heretofore delivered to Purchaser accurate and complete copies of the Company’s Current Operating Agreement.

(b) Each subsidiary of the Company (each a “Subsidiary”) is an organization duly formed, validly existing and in good standing (with respect to jurisdictions that recognize such concept with respect to such entity) under the laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and currently contemplated to be conducted. Each Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such other jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(c) Schedule 3.1(c) of the Disclosure Schedule lists each Subsidiary and its jurisdiction of organization. Each Subsidiary is 100% owned by the Company. The Company does not own or have the right to acquire, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership investment or interest in any Person other than the Subsidiaries.

(d) Schedule 3.1(d) of the Disclosure Schedule sets forth the name and title of each officer and director of the Company and each Subsidiary. Schilling is the sole manager of the Company (the “Manager”).

Section 3.2 Capitalization.

(a) As of the date hereof, the authorized equity interests of the Company consist of 100 Units, all of which are issued and outstanding. As of the date hereof,

(i) no Units are issued and held in the treasury of the Company and (ii) no Units are reserved for issuance pursuant to any outstanding options, warrants or other securities convertible into Units. Of the issued and outstanding Units set forth above, none are subject to repurchase rights in connection with the Transaction. All of the outstanding Units are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable laws, including federal and state securities laws, and the Current Operating Agreement, and are held free and clear of all Liens. The rights, preferences and privileges of the Units are as set forth in the Current Operating Agreement. Schedule 3.2(a) of the Disclosure Schedule sets forth a true and complete list of all record and beneficial holders of Units as of the date of this Agreement with the name of each holder and number and type of Units held.

(b) At the Closing, the Units of the Company shall be recapitalized into Class A Units and the authorized equity interests of the Company shall consist of the following: (i) a total of 100 authorized Class A Units, all of which shall be issued and outstanding, and (ii) a total of 5.45 authorized Class A-1 Units, all of which shall be issued and outstanding, pursuant to the transactions contemplated by this Agreement.

(c) Except as set forth in Schedule 3.2(a) of the Disclosure Schedule, (i) there are no equity interests of the Company issued or outstanding; (ii) there are no existing options, warrants, calls, preemptive rights, rights of first refusal, equity appreciation, phantom stock or similar rights, indebtedness having general voting rights or Voting Debt or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued equity interests of the Company or any Subsidiary obligating the Company or any Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any equity interests or Voting Debt of, or other equity interest in, the Company or any Subsidiary or securities convertible into or exchangeable for such equity interests, or obligating the Company or any Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Units or other equity interests of any Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(d) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the equity interests of the Company.

(e) No Indebtedness of the Company or any Subsidiary contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on its properties or assets.

Section 3.3 Authorization. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and the other agreements, documents and instruments of the Company contemplated hereby and to perform its obligations hereunder and thereunder. All action on the part of the Company and its Manager and Members necessary for the authorization, execution, delivery and performance of this Agreement and the authorization, sale, issuance and delivery of the Class A-1 Units and the performance of the Company’s obligations hereunder has been taken or will be taken prior to the Closing.

(a) This Agreement, and the Transaction Documents to which the Company is a party, shall be, when executed and delivered by the Company, the valid and binding obligations, of the Company enforceable in accordance with their respective terms, subject to (i) laws of general application relating to specific performance, injunctive relief or other equitable remedies, (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (iii) federal or state laws limiting enforceability of the indemnification provisions in Article IX of this Agreement.

(b) When issued, sold and delivered in accordance with the terms of this Agreement for the consideration provided for herein, the Class A-1 Units shall be duly authorized, validly issued, fully paid and non-assessable and shall be free of any Liens, other than restrictions on transfer under the New Operating Agreement, the Unitholders Agreement and applicable state and federal securities laws.

(c) No Member of the Company has any right of first refusal or any preemptive rights or similar rights in connection with the issuance and sale of the Class A-1 Units.

Section 3.4 No Conflict; Consent.

(a) No notice to or filing with, and no permit, authorization, waiver, consent or approval of, any Governmental Entity, or any other Person is necessary for the execution, delivery or performance of this Agreement and the other agreements contemplated hereby by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) filings required under Regulation D of the Securities Act; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iii) such antitrust filings as may be required in any jurisdiction; and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not be reasonably expected to have a Company Material Adverse Effect.

(b) No consent, order, authorization, approval, declaration or filing is required on the part of the Company for or in connection with the execution, delivery or performance of this Agreement and the other agreements, documents and instruments of the Company contemplated hereby. Neither the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Current Operating Agreement, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, permit, authorization, franchise, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Subsidiary, or their respective properties or assets.

Section 3.5 Financial Statements.

(a) The Company has previously provided Purchaser with the Seller’s consolidated audited balance sheet as of December 28, 2007 (the “December Balance Sheet”) and its unaudited consolidated balance sheet as of October 24, 2008 (the “Latest Balance Sheet”), and the related statements of operations and, with respect to the audited financial statements, statements of cash flows for the preceding two (2) fiscal years (which do not include Seller) including the notes thereto, and the consolidated statement of income of Seller for the 10-month period ended October 24, 2008 (which does not contain footnotes) (together the “Financial Statements”). The Financial Statements for the years ended December 29, 2006, and December 28, 2007, have been audited by Mann, Urrutia, Nelson CPAs & Associates, LLP, the Company’s and the Seller’s independent accountants. The Financial Statements have been prepared in accordance with GAAP consistently applied, are true and correct in all material respects and fairly present the financial position of Seller, the Company, and the Subsidiaries on a consolidated basis as of such dates and their results of operations and cash flows for such fiscal periods except, in the case of such unaudited statements, for normal recurring year end adjustments which adjustments will not be material, either individually or in the aggregate, and the absence of footnotes.

(b) Seller, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general and specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2007, none of Seller, the Company or any of the Subsidiaries and, to the Company’s Knowledge, no manager, officer, employee, auditor, accountant or representative of Seller, the Company or any Subsidiary has received or otherwise become aware of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller, the Company or any Subsidiary or of their respective internal controls over financial reporting, including any complaint, allegation, assertion or claim that Seller, the Company or any Subsidiary has engaged in questionable accounting or auditing practices. There have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements involving the management of Seller, the Company or the Subsidiaries or other employees or consultants of Seller, the Company or the Subsidiaries who have a role in preparation of the Financial Statements.

Section 3.6 Absence of Certain Changes. Since the date of the December Balance Sheet, Seller, the Company and each Subsidiary has operated only in the usual and ordinary course of business, and none of Seller, the Company or any Subsidiary has:

(a) suffered any Company Material Adverse Effect;

(b) incurred any liabilities or obligations (whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise) except items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $250,000 in the aggregate or $25,000 individually (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves, other than trade payables incurred in the ordinary course of business and consistent with past practice;

(c) paid, discharged or satisfied any claim, liabilities or obligations (whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Latest Balance Sheet or incurred since the date of the Latest Balance Sheet in the ordinary course of business, consistent with past practice and not material in the aggregate;

(d) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Liens except for liens for real and personal property Taxes not yet due and payable;

(e) written down the value of any of its inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

(f) cancelled any debts or waived any claims or rights of material value;

(g) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible) except for sales of product in the ordinary course of business and consistent with past practice;

(h) granted or committed to any increase in the compensation or benefits of the Manager or any member of senior management, officer or director of Seller, the Company or any Subsidiary (including any such increase pursuant to any Benefit Plan) or any increase in the compensation or benefits payable or to become payable to the Manager or any member of senior management, officer or director of the Company or any Subsidiary, except in the ordinary course of business and consistent with past practice;

(i) disposed of, granted, obtained, or permitted to lapse any rights to, any Intellectual Property except for non-material Intellectual Property as necessary in the ordinary conduct of business and consistent with past practice;

(j) disposed of or disclosed to any Person, other than representatives of Purchaser and other than pursuant to any Material Contract, any Trade Secret;

(k) made any change in severance policy or practices or established, amended or agreed to establish or amend any Benefit Plan, except as required by applicable law;

(l) made any capital expenditure or acquired any property, plant and equipment for a cost in excess of $100,000 per fiscal quarter in the aggregate;

(m) declared, paid or set aside for payment any dividend or other distribution in respect of its equity interests or redeemed, purchased or otherwise acquired, directly or indirectly, any equity interests or other securities of Seller, the Company or any Subsidiary;

(n) filed any amendment to any Tax Return, made any election relating to Taxes, change any election relating to Taxes already made, adopted or changed any accounting method relating to Taxes, entered into any closing agreement relating to Taxes, settled any claim or assessment relating to Taxes, consented to any claim or assessment relating to Taxes or any waiver of the statute of limitation for any such claim or assessment or surrendered any right to claim a refund of Taxes;

(o) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, managers or unitholders or any affiliate or associate of any of its officers, managers or unitholders except for (i) managers’ fees, and (ii) compensation to officers at rates not inconsistent with the Company’s past practice;

(p) agreed to be bound by any exclusivity provisions or similar such provisions under which the Company is restricted (either directly or through a third party appointed to do the same) from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area;

(q) agreed to be bound by any “most favored nations” pricing or commercial terms in any contract, agreement or other commitment; or

(r) agreed, whether in writing or otherwise, to take any action described in this Section 3.6.

Since the Latest Balance Sheet date, none of the Persons with which the Company or any Subsidiary has a material business relationship has given notice in writing or other indication of any intention to cancel or otherwise terminate a business relationship with the Company or any Subsidiary and, to the Company’s Knowledge, no event has occurred or failed to occur which (i) would reasonably be expected to result in the cancellation or termination of such a business relationship or (ii) would entitle any such entity or customer to terminate such business relationship.

Section 3.7 No Undisclosed Liabilities. Except as specifically provided in the Latest Balance Sheet or the Material Contracts, each of the Company and the Subsidiaries has no liabilities or obligations (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise) that were not fully reflected or fully reserved against in the Latest Balance Sheet other than liabilities or obligations incurred in the ordinary course of business, consistent with past practice and that are not material in the aggregate.

Section 3.8 No Default. None of the Company, the Seller or any Subsidiary is in default or violation of (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation of or could cause acceleration of obligations or loss of rights under) any term, condition or provision of (i) the Current Operating Agreement or any organizational document of Seller or any Subsidiary, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company, Seller or any Subsidiary is a party or by which it or any of its properties or assets may be bound, (iii) any order, writ, injunction, decree, or (iv) any statute, rule or regulation applicable to the Company, Seller or any Subsidiary, except with respect to clause (ii), for such defaults or violations that, individually or in the aggregate, would not result in a Company Material Adverse Effect. To the Company’s Knowledge, none of the Company, Seller or any Subsidiary may be liable for liquidated damages under any contract, agreement or other instrument or obligation to which the Company, Seller or any Subsidiary is a party or by which it or any of its properties or assets may be bound.

Section 3.9 Litigation. There is no action, suit, proceeding, arbitration or investigation pending before any Government Entity or arbitration or mediation panel or, to the Company’s Knowledge, threatened (a) in which Seller, the Company or any Subsidiary is a party, or, (b) to the Company’s Knowledge, in relation to the affairs of Seller, the Company or any Subsidiary, in which any member, officer, director, manager or employee of Seller, the Company or any Subsidiary is a party. None of Seller, the Company or any Subsidiary is a party or subject to the provisions of any order or decree of any Governmental Entity. There is no action, suit, proceeding, arbitration or investigation which Seller, the Company or any Subsidiary presently intends to initiate. To the Company’s Knowledge, there are no occurrences, facts, or circumstances which would give rise to a claim or potential claim against Seller, the Company or any Subsidiary or those to which Seller, the Company or any Subsidiary owes any obligation of indemnification or defense, for the violation of the rights of any third party or the violation of any law, order, or regulation. There are no actions, suits, proceedings or orders pending or, to the Company’s Knowledge, threatened against or affecting the Company or any Subsidiary at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the consummation of the transactions contemplated hereby.

Section 3.10 Compliance with Laws. Each of Seller, the Company and each Subsidiary is in compliance with, and have not violated any applicable law, rule or regulation of any United States federal, state, local, or foreign government or agency thereof which materially affects the business, properties or assets of Seller, the Company and the Subsidiaries, taken as a whole, and no notice, charge, claim or action has been received by Seller, the Company or any Subsidiary or has been filed, commenced or, to the Company’s Knowledge, threatened against Seller, the Company or any Subsidiary alleging any such violation. All material franchises, licenses, permits, authorizations and approvals required under such laws, rules and regulations, and all material franchises, licenses, permits, authorizations and approvals of non-governmental authorities which are required by Seller, the Company and its Subsidiaries are set forth on Schedule 3.10 of the Disclosure Schedule and are in full force and effect. The Company and each Subsidiary are in compliance with, and have not violated any such franchises, licenses, permits, authorizations and approvals. To the Company’s Knowledge, there is no threatened suspension, revocation or invalidation of any such franchises, licenses, permits, authorizations and approvals.

Section 3.11 Taxes.

(a) The Company and the Subsidiaries have timely filed with the appropriate Tax Authorities all Tax Returns required to be filed, and such Tax Returns are true, correct and complete;

(b) The Company and the Subsidiaries have paid in full all Taxes which are or have become due and payable (whether or not shown on any Tax Return) other than those (i) currently payable without penalty or interest, or (ii) being contested in good faith by appropriate proceedings properly instituted and diligently pursued, and in the case of both clauses (i) and (ii) are fully reserved for on the Latest Balance Sheet. All liabilities for Taxes attributable to the period commencing on the date following the date of the December Balance Sheet have been incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar business activity conducted in prior periods;

(c) There are no liens for Taxes upon any property or assets of the Company or any Subsidiary except for liens for real and personal property Taxes not yet due and payable and for which adequate reserves have been taken;

(d) No Audits are presently pending with regard to any Taxes or Tax Returns of the Company or any Subsidiary, and no such Audit is threatened, and no deficiency or adjustment for any Taxes has been proposed, asserted, or assessed against the Company or any Subsidiary. No material adjustments have been asserted as a result of any Audit which have not been resolved and fully paid, and no issue has been raised by any Tax Authority in any Audit of the Company or any Subsidiary that, if raised with respect to any other period not so audited, could be expected to result in a proposed deficiency for any period not so audited. Neither the Company nor any Subsidiary has ever received any notice of any claim made by a Tax Authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return, that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction;

(e) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any Subsidiary, and no power of attorney granted by the Company with respect to any Taxes or Tax Returns is currently in force;

(f) Neither the Company nor any Subsidiary has any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person, except to the extent the Company and Subsidiaries Tax liability is consolidated with Seller;

(g) Neither the Company nor any Subsidiary is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnification agreement, agreement where liability is determined by reference to the Tax liability of a third party, or any similar agreement, contract, or arrangement;

(h) The Company has not made a “check-the-box” election to be taxed as a corporation pursuant to Treas. Reg. § 301.7701-3. At all times prior to the completion of the Seller’s obligations in Section 6.7, the Company is and was properly classified as an entity disregarded as separate from Seller for U.S. federal income Tax purposes in accordance with Treas. Reg. § 301.7701-3. At all times after the completion of the Seller’s obligations in Section 6.7, the Company is properly classified as a partnership for U.S. federal income Tax purposes;

(i) At all times after the completion of the Seller’s obligations in Section 6.7, each Subsidiary is properly classified as an entity disregarded as separate from the Company for U.S. federal income Tax purposes in accordance with Treas. Reg. § 301.7701-3;

(j) The Company has not agreed nor is it required to include in income any adjustment under either Section 481(a) or 263A of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise which would have an effect on any taxable period following the Closing;

(k) Neither the Company nor any Subsidiary has entered into any closing agreements with any Tax Authorities and has no pending requests for letter rulings or similar administrative determinations with any Tax Authority;

(l) The Company has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country;

(m) The Company has never engaged in any transaction that gives rise to: (x) a registration obligation under Section 6111 of the Code or the Treasury Regulations promulgated thereunder; (y) a list maintenance obligation under Section 6112 of the Code or the Treasury Regulations promulgated thereunder; or (z) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code or the Treasury Regulations promulgated thereunder;

(n) All amounts required to be collected or withheld by the Company or any Subsidiary with respect to Taxes have been duly collected or withheld and any such amounts that were or are required to be remitted to any Tax Authority have been duly and timely remitted. All agreements between the Company or any Subsidiary with their customers require the customer to pay all applicable sales tax and such sales tax is collectible in full by the Company or the Subsidiary in the ordinary course of business; and

(o) All of the property of the Company and the Subsidiaries that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of such property constitutes omitted property for property tax purposes.

Section 3.12 Employee Benefits.

(a) Schedule 3.12 of the Disclosure Schedule contains a true, complete and correct list of each employee benefit plan (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA and employee benefit plans such as foreign plans, that are not subject to the provisions of ERISA) and any employment, change of control, bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, unit option or purchase, equity-based compensation, consulting, vacation, severance, disability, death benefit, hospitalization, life or other benefits-related insurance, supplemental unemployment benefits or other plan, program, policy, agreement, arrangement or material understanding (whether formal or informal or whether or not legally binding), (i) sponsored, maintained or contributed to or required to be contributed to by the Company and its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b)(1) ERISA, for the benefit of any current or former employee, manager or consultant of the Company, or (ii) with respect to which the Company or any Subsidiary could have any liability (all the foregoing being herein referred to as “Benefit Plans”). The Company has made available to Purchaser a true and correct copy of all documents related to the Benefit Plans, including but not limited to, (u) as they exist, the three most recent annual reports or Form 5500 Series filings if required under ERISA, filed with the Internal Revenue Service (the “IRS”) with respect each Benefit Plan, (v) a copy of each written Benefit Plan (including all amendments thereto) or a written description of any Benefit Plan that is not otherwise in writing and the most recent Summary Plan Description, any Summary of Material Modifications or Form 5500 Series if required under ERISA, (w) each trust agreement and group annuity contract, if any, relating to such Benefit Plan, (x) the most recent actuarial report or valuation relating to each Benefit Plan subject to Title IV of ERISA or providing post-retirement health and/or life insurance benefits, (y) a current determination letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under Section 401(a) of the Code and (z) all contracts relating to the Benefit Plans with respect to which the Company or any ERISA Affiliate may have any liability, including, but not limited to, insurance contracts, investment management agreements, subscription and participants agreements and record keeping agreements.

(b) No Benefit Plans are subject to Title IV of ERISA. No event has occurred and to the Company’s Knowledge, there exists no condition or set of circumstances which are reasonably likely to occur in connection with which the Company or any Subsidiary would be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable law.

(c) With respect to Benefit Plans, in the aggregate, there are no funded benefit obligations for which contributions have not been timely made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in the Financial Statements. There are no outstanding unfunded U.K. pension plan liabilities.

(d) Each of the Benefit Plans is and has been administered in compliance with its terms and with applicable laws and regulations, including, but not limited to, ERISA, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996, the Code and federal and state securities laws.

(e) Each of the Benefit Plans that is intended to be a qualified plan within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and nothing has occurred to cause the loss of such qualified or tax-exempt status, or the

Company has applied to the IRS for such a determination prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Each fund established under a Benefit Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements.

(f) Neither the Company nor any Subsidiary has any obligations for retiree health, medical or life insurance benefits under any Benefit Plan other than (i) coverage mandated by applicable laws, (ii) death or retirement benefits under any “employee pension plan” as defined in Section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or beneficiary thereof). Each Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code is in material compliance with such section.

(g) No Benefit Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA or a “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(h) Each Benefit Plan can be terminated within a period of thirty (30) days, without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits.

(i) No Benefit Plan is under actual or, to the Company’s Knowledge, threatened investigation, audit or review by any governmental agency, or the subject of any pending, or to the Company’s Knowledge, threatened claim, lawsuit, arbitration or other proceeding.

Section 3.13 Change in Control. Except as set forth in Schedule 3.13 of the Disclosure Schedule, the Company is not a party to any contract, agreement or understanding which contains a “change in control,” “potential change in control” or similar provision. The consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional acts or events) (i) result in any payment (whether of severance pay or otherwise) becoming due from the Company to any Person, or accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due from the Company to any Person, (ii) result in the termination, modification or cancellation of or default under any contract, franchise, license, permit, authorization or approval or (iii) result in the payment of any amounts that would be reasonably likely to be nondeductible under Section 280G of the Code.

Section 3.14 Intellectual Property.

(a) The Company and its Subsidiaries own or have a valid right to use all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, “Trademarks”); patents and industrial design registrations or applications (including any continuations, divisional, continuations-in-part, renewals, reissues, and applications for any of the foregoing) (collectively, “Patents”); copyrights (including any registrations and applications therefor); “maskworks” (as defined under 17 U.S.C. § 901) and any applications and registrations therefor; Software; technology; inventions, whether or not patented, patentable, tested or reduced to practice; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, “Trade Secrets,” and together with the foregoing, the “Intellectual Property”) used or held for use in or necessary for the conduct of the Business.

(b) Schedule 3.14(b)(1) of the Disclosure Schedule sets forth, a complete and accurate list of all U.S. and foreign (i) Patents, (ii) Trademark registrations (including Internet domain registrations) and applications and material unregistered Trademarks and (iii) copyright and maskwork registrations and applications, and material unregistered copyrights, including those in Software, indicating for each, the applicable jurisdiction, registration number (or application number), record owner and date issued (or date filed), for the Intellectual Property owned by the Company and the Subsidiaries. Schedule 3.14(b)(2) of the Disclosure Schedule sets forth a complete and accurate list of all license agreements, assignment agreements, covenants not to sue, and development agreements (other than commercially available “shrink-wrap” or “click-through” licenses acquired in the ordinary course of business having an acquisition price of less than $10,000 for all such related licenses) granting or restricting any right to use or practice any rights under any Intellectual Property, whether the Company or a Subsidiary is the licensee or licensor thereunder, and any settlement agreements or royalty agreements relating to any Intellectual Property to which the Company or any Subsidiary is a party or otherwise bound (collectively, the “License Agreements”), indicating for each the title, the parties, date executed or entered into, and the Intellectual Property covered thereby. The Company has furnished to Purchaser true and correct copies of all License Agreements (or descriptions thereof, in the case of oral contracts).

(c) The Intellectual Property owned by the Company and the Subsidiaries is free and clear of all Liens, and the Company or a Subsidiary is listed in the records of the appropriate United States, state, or foreign agency as the sole and exclusive owner of record and beneficial owner for each application and registration listed in Schedule 3.14(b)(1) of the Disclosure Schedule. With respect to any Patents in which the Company or a Subsidiary has an ownership interest: (i) each has been prosecuted in compliance with all applicable rules, policies and procedures of the U.S. Patent and Trademark Office or applicable foreign agency; and (ii) to the Company’s and the Subsidiaries’ Knowledge there is no prior art or other facts that could render any of the claims in the patents invalid or unenforceable.

(d) The Intellectual Property owned by the Company and the Subsidiaries and, to the Company’s Knowledge, any Intellectual Property used by or held for use by the Company or any Subsidiary, is valid and subsisting, in full force and effect, and has not been canceled, expired or been abandoned. There is no pending or threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the registrations listed in Schedule 3.14(b)(1) of the Disclosure Schedule, or, to the Company’s Knowledge, against any material Intellectual Property licensed to the Company or any Subsidiary.

(e) The products, technology and business of the Company and the Subsidiaries as currently conducted, and the products, technology and business that the Company or any Subsidiary currently expects to commercially develop or conduct as set forth in Schedule 3.14(e)(l) of the Disclosure Schedule do not, to the Company’s Knowledge, infringe upon, misappropriate, dilute or violate any Intellectual Property owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe). There are no claims or suits pending or, to the Company’s Knowledge, threatened, and neither the Company nor a Subsidiary has received any written notice (or to the Company’s Knowledge, any oral notice) of a third party claim or suit (1) alleging that its activities or the conduct of its businesses infringes upon, misappropriates, dilutes, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party other than as set forth in Schedule 3.14(e)(2) or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property owned, used or held for use by the Company or any Subsidiary in the Business, and there has been no such written claim (or, to the Company’s Knowledge, any oral claim) asserted or, to the Company’s Knowledge, threatened in the past six (6) years against the Company or any Subsidiary or, to the Company’s Knowledge, any other Person.

(f) There are no settlements, forbearances to sue (other than licenses granted in the ordinary course), consents, judgments, or orders or similar obligations which (i) restrict the Company’s or any Subsidiary’s rights to use any Intellectual Property, (ii) restrict the Company’s or any Subsidiary’s business in order to accommodate a third party’s Intellectual Property or (iii) permit third parties to use any Intellectual Property owned or controlled by the Company or any Subsidiary. Neither the Company nor any Subsidiary has licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the License Agreements, and no royalties, honoraria or other fees are payable by the Company or any Subsidiary for the use of or right to use any Intellectual Property, except pursuant to the License Agreements. The License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms, and there exists no event or condition which has occurred or exists which constitutes or which, with or without notice, the happening of any event and/or the passage of time, will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or any Subsidiary or, to the Company’s Knowledge, any other party under any such License Agreement, or could cause the acceleration of any obligation or loss of any rights of any party thereto or give rise to any right of termination or cancellation thereof. Each License Agreement (or description) sets forth the entire agreement and understanding between the Company or the Subsidiary and the other parties thereto.

(g) The Company and the Subsidiaries use commercially reasonable efforts to protect the confidentiality of their Trade Secrets. To the Company’s Knowledge, no Trade Secret owned or used by the Company or any Subsidiary has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that protects the Company’s and the Subsidiaries’ proprietary interests in and to such Trade Secrets in a commercially reasonable fashion. Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any other party to any non-disclosure agreement relating to the Trade Secrets of the Company or any Subsidiary is in breach or default thereof.

(h) No current or former partner, manager, officer or employee of the Company or any Subsidiary (or any of their respective predecessors in interest) will, after giving effect to each of the transactions contemplated herein, own or retain any rights in or to, or have the right to receive any royalties as payment based on the assignment, transfer or license of, any of the Intellectual Property owned or used by the Company or any Subsidiary. Each such current or former partner, manager, officer or employee of the Company or any Subsidiary who has, in each case, been involved in the development or modification of any technology or Intellectual Property owned or purported to be owned by the Company or any its Subsidiaries, has executed a written agreement expressly assigning to the Company or a Subsidiary all right, title and interest in any inventions and works of authorship and all Intellectual Property rights therein and expressly obligating such Person to maintain the confidentiality of the Trade Secrets owned by or licensed to the Company or any Subsidiary and not to use such Trade Secrets for the benefit of any Person other than the Company or a Subsidiary.

(i) To the Company’s Knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company and its Subsidiaries and no such claims have been brought or threatened against any third party by the Company or any Subsidiary in the past six (6) years.

(j) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or any Subsidiary’s right to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use in the conduct of the business as currently conducted and currently contemplated to be conducted. Neither this Agreement nor the transactions contemplated by this Agreement, will result in the Company, any Subsidiary or any of their Affiliates: (i) granting to any third party any incremental right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) being bound by, or subject to, any incremental non-compete or other incremental restriction on the operation or scope of their respective business, or (iii) being obligated to pay any incremental royalties or other amounts, or offer any incremental discounts, or being bound by any incremental “most favored pricing” terms to any third party. As used in this Section 3.14, an “incremental” right, non-compete, restriction, royalty, “most favored pricing” term or discount refers to a right, non-compete, restriction, royalty, “most favored pricing” term or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the Parties not entered into this Agreement or consummated the transactions contemplated hereby.

(k) 3.14(k) of the Disclosure Schedule lists all Software (other than commercially available Software subject to “shrink-wrap” or “click-through” licenses acquired in the ordinary course of business having an acquisition price of less than $10,000 in for all such related licenses) owned, licensed, leased, or otherwise used by the Company and the Subsidiaries, and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be. Schedule 3.14(k) of the Disclosure Schedule lists all Software sold, licensed, leased or otherwise distributed by the Company or any Subsidiary to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed as the case may be (the “Out-Licensed Software”). Neither the execution nor the consummation of this Agreement will result in a release from escrow of any Source Code in such Out-Licensed Software or the grant of incremental rights to a

Person with regard to such Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, result in the disclosure or delivery by the Company or any Subsidiary or any Person acting on its behalf to any Person of any Source Code in such Out-Licensed Software under any contract, and no material portions of such Source Code has been disclosed, delivered or licensed to a third party (other than deposits of Source Code with escrow agents pursuant to escrow agreements in the ordinary course of business, which deposits have not been released from escrow). With respect to the Software set forth in Schedule 3.14(k) of the Disclosure Schedule which the Company or any Subsidiary purports to own, such Software was either developed (i) by employees of the Company or a Subsidiary within the scope of their employment, or (ii) by independent contractors who have assigned their rights to the Company or a Subsidiary pursuant to written agreements. “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting any Internet site(s) operated by or on behalf of the Company or any Subsidiary; and (E) all documentation, including user manuals and training materials, relating to any of the foregoing. “Source Code” means computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object oriented and other code, which may be printed out or displayed in human readable form.

(l) The Company and the Subsidiaries own or have the right to use (including, without limitation, the rights to copy and to distribute and to sell to any party) all Software developed by the Company or any Subsidiary, whether developed for itself (as part of its core technology or otherwise) or on behalf of any third party.

(m) With respect to the use of the Software in the conduct of the Business, (i) no capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company and the Subsidiaries, (ii) each of the Company and its Subsidiaries has not experienced any material defects in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected, and (iii) no such Software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software.

(n) Schedule 3.14(n) of the Disclosure Schedule sets forth a list describing the title, date, and parties (as applicable) to all license agreements for Open Source Materials to which the Company or any Subsidiary is a party and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company or any Subsidiary. Neither the Company nor any Subsidiary has incorporated Open Source Materials into, or combined Open Source Materials with, its products. “Open Source Materials” means all Software or other material that is distributed as “open source software” or under a similar open source licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL) or Mozilla Public License (MPL).

(o) The Company and the Subsidiaries have at all times complied in all material respects with all applicable Laws and contractual obligations as well as their own rules, policies, and procedures, in each case relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company or any Subsidiary in the conduct of the Business. No claims have been asserted or threatened in writing or, to the Company’s Knowledge, otherwise threatened against the Company or any Subsidiary alleging a material violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law, contractual obligation, or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by the Company in the conduct of the Business. The Company and the Subsidiaries use commercially reasonable efforts to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

(p) All products of the Company or any Subsidiary conform in all material respects with all applicable contractual commitments and all express warranties, the Company’s and the Subsidiaries’ published product specifications and with all regulations, certification standards and other requirements of any applicable governmental entity. The channel activities of the Company and its Subsidiaries related to sales or distribution of the products of the Company or any Subsidiary conform in all material respects with all applicable contractual commitments. The Company and the Subsidiaries have no liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise) for replacement or modification of any Company product or other damages in connection therewith other than in the ordinary course of business. There are no material defects in the design of, or technology embodied in, any Company product which impair or are likely to impair the intended use of such product of the Company or any Subsidiary. There is no presently pending, or, to the Company’s Knowledge, threatened, and, to the Company’s Knowledge, there is no basis for, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product of the Company or any Subsidiary. Neither the Company nor any Subsidiary has extended to any of its customers any written product warranties, indemnifications or guarantees that deviate in any material respect from the standard product warranties, indemnification arrangements or guarantees of the Company or any Subsidiary, a copy of which has been provided to Purchaser. The Company’s or any Subsidiary’s liability for breach of warranty is limited to repair or replacement of products or nonconforming parts. The Company’s and the Subsidiaries’ aggregate liability for any breach of warranty for products manufactured or services provided prior to Closing shall not exceed the warranty reserve set forth in the Financial Statements. There are no material claims against the Company or any Subsidiary alleging any defects in the Company’s or any Subsidiary’s services or products, or alleging any failure of the products or services of the Company or any Subsidiary to meet applicable specifications, warranties or contractual commitments.

Section 3.15 Contracts and Commitments. Except as set forth on Schedule 3.15 of the Disclosure Schedule, with respect to Seller, the Company and the Subsidiaries taken as a whole:

(a) There are no contracts or commitments under which Seller, the Company or any Subsidiary is required to pay in excess of $100,000 or which extend for a term of more than one year after the Closing;

(b) There are no outstanding sales contracts, commitments, or proposals of Seller, the Company or any Subsidiary that call for the payment or receipt of more than $100,000 in any fiscal quarter or which Seller, the Company or any Subsidiary believes will result in any loss to Seller, the Company or any Subsidiary, as the case may be, upon full completion or performance thereof;

(c) There are no outstanding contracts with managers, officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors, or dealers or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

(d) Seller, the Company and each Subsidiary are not in default, nor to the Company’s Knowledge is there any basis for any valid claim of default, under any contract made or obligation owed by Seller, the Company or any Subsidiary;

(e) Seller, the Company and each Subsidiary are not restricted by any contract to which they are individually a party from carrying on their respective businesses anywhere in the world;

(f) There are no material liabilities or obligations with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers, or other customers;

(g) There are no obligations for borrowed money, including guarantees of or agreements to acquire any such obligation of others;

(h) There are no outstanding loans to any Person;

(i) There is no power of attorney outstanding or any obligations or liabilities (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise), as guarantor, surety, co-signer, endorser, co-maker or indemnitor in respect of the obligation of any Person;

(j) None of the employees, officers, managers, directors or equity owners of Seller, the Company or the Subsidiaries have any interest in any property, real or personal, tangible or intangible, including without limitation the rights relating to the Intellectual Property, that is used in the conduct of the Business;

(k) There are no outstanding contracts under which the amount payable is dependent upon the revenue, income or other similar measure of Seller, the Company, any Subsidiary or any other Person;

(l) There are no outstanding contracts, licenses, leases, agreements or other arrangements with respect to any Owned Property;

(m) There are no outstanding contracts, agreements, arrangements or understandings relating to or involving any franchise, partnership, joint venture or other similar arrangement;

(n) There are no outstanding contracts, agreements, arrangements or understandings with respect to mergers or acquisitions, sales of securities or sales of assets (other than sales of assets in the ordinary course of business consistent with past practice), or investments by Seller, the Company or any Subsidiary including any such contracts involving earnouts or seller financing;

(o) There are no outstanding contracts, agreements, arrangements or understandings with governmental agencies, departments or authorities;

(p) There are no contracts, agreements, arrangements or understandings with any officer, employee, director, agent, manager, consultant or advisor of Seller, the Company or any of the Subsidiaries providing for the acceleration of vesting or payment of any amounts of the vesting of any additional rights upon the occurrence of a change of control of Seller, the Company or any Subsidiary or upon the occurrence of any of the transactions contemplated by this Agreement or the Unitholders Agreement; and

(q) There are no agreements, contracts, commitments, or restrictions that are material to the business, financial condition, working capital, assets, liabilities (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise), reserves or operations of Seller, the Company or any of the Subsidiaries or which require the making of any charitable contribution.

All of the contracts listed in Schedule 3.15 of the Disclosure Schedule, including all amendments or modifications thereto, all leases listed on Schedule 3.20 of the Disclosure Schedule and all License Agreements are sometimes collectively referred to as “Material Contracts.” The Company has furnished to Purchaser true and correct copies of all Material Contracts (or descriptions thereof, in the case of oral contracts). Each Material Contract (or description) sets forth the entire agreement and understanding between Seller, the Company, the Subsidiaries and the other parties thereto. Each Material Contract is valid, binding and in full force and effect. There is no event or condition which has occurred or exists which constitutes or which, with or without notice, the happening of any event and/or the passage of time, could constitute a default or breach under any such Material Contract by Seller, the Company or any Subsidiary or, to the Company’s Knowledge, any other party thereto, or could cause the acceleration of any obligation or loss of any rights of any party thereto or give rise to any right of termination or cancellation thereof. The Company has no reason to believe that the parties to any Material Contract will not fulfill their obligations thereunder in all material respects.

Section 3.16 Employment and Labor Matters.

(a) (i) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the Company’s Knowledge, threatened against or affecting the Company or any Subsidiary and since the Company’s inception there has not been any such action; (ii) neither the Company nor any Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any Subsidiary; (iii) none of the employees of the Company or any Subsidiary are represented by any labor organization or employee association and to the Company’s Knowledge there are no current union organizing activities among the employees of the Company or any Subsidiary and no question concerning representation exist concerning such employees; (iv) the Company has provided to Purchaser true, correct and complete copies of all written personnel policies, rules or procedures applicable to employees of the Company and its Subsidiaries; (v) the Company and the Subsidiaries are and have at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, overtime classification, immigration, equal employment opportunity, and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, and are, and have at all times been, in compliance with all applicable laws respecting the classification of employees and independent contractors, (vi) there is no unfair labor practice charge, charge of discrimination or other complaint against the Company or any Subsidiary pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or any other agency responsible for the prevention of unlawful employment practices; and (vii) there are no complaints, controversies, charges, lawsuits or other proceedings pending or, to the Company’s Knowledge, threatened to be brought by any applicant for employment or current or former employees alleging breach of any express or implied contract for employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. There are no employment contracts, severance agreements, retention agreements, change in control agreements or confidentiality agreements (other than standard employee proprietary information and invention agreements) with any employees of the Company or any Subsidiary. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach or other violation of any collective bargaining agreement or any other employment contract or arrangement to which the Company or any Subsidiary is a party. For purposes of this Section 3.16(a), the term “employees of the Company” or similar terminology includes employees of Seller who will be transferred to the Company on or prior to the Closing Date.

(b) Subject to applicable law, the Company has provided Purchaser with the names, titles, base salary or wage rate, overtime classification, most recent bonus amount, if any, and start date as of the most recent practicable date for employees of Seller, the Company and the Subsidiaries.

(c) From the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) to the date of this Agreement, neither the Company nor any Subsidiary has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Subsidiary, nor has the Company or any Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law including California Labor Code Section 1400. None of the employees of the Company, Seller or any Subsidiary has suffered an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the execution of this Agreement.

Section 3.17 Environmental Matters.

(a) The Company and the Subsidiaries are in compliance with all Environmental Laws applicable to their properties, business, or operations in all material respects which compliance includes, but is not limited to, the possession by the Company and the Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor any Subsidiary has received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any Subsidiary is not in full compliance with all Environmental Laws, and, to the Company’s Knowledge, there are no circumstances that may prevent or interfere with such compliance in the future. All of the permits the Company and each Subsidiary with respect to Environmental Laws are listed on Schedule 3.17(a) of the Disclosure Schedule.

(b) There are no Environmental Claims pending, alleged or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or any Subsidiary has retained or assumed either contractually or by operation of law.

(c) To the Company’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Materials of Environmental Concern on, at, in or from the indoor or outdoor environment at any location by or attributable to the Company or any Subsidiary, that could form the basis of any Environmental Claim against the Company, any Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or any Subsidiary has retained or assumed either contractually or by operation of law. Without limiting the foregoing, the Company is not subject to any existing or unfulfilled obligation to perform remediation of environmental contamination or to otherwise address or respond to any release into the environment of Materials of Environmental Concern.

(d) The Company has provided to Purchaser all assessments, reports, data, results of investigations or audits, and other material information that is in the possession of or reasonably available to the Company and each Subsidiary regarding environmental matters pertaining to, or the environmental condition of, the properties, business or operations of the Company and the Subsidiaries, or the compliance (or noncompliance) by the Company and the Subsidiaries with any Environmental Laws.

Section 3.18 Insurance.

(a) Schedule 3.18(a) of the Disclosure Schedule contains an accurate and complete description of all policies of fire, liability, workmen’s compensation and other forms of insurance owned or held by the Company and the Subsidiaries. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing will have been paid, no defaults are on-going and no notice of cancellation or termination has been received with respect to any such policy. Such policies will remain in full force and effect through the Closing, without the payment of additional premiums and will not in any material way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

(b) All pending claims, if any, made against the Company or any Subsidiary that are covered by insurance have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies and are described in Schedule 3.18(b) of the Disclosure Schedule; no claim has been denied since the Company’s inception. During the last six (6) months, no policy of the Company or any Subsidiary has been cancelled by the issuer thereof. During the last six (6) months, neither the Company nor any Subsidiary has been refused any insurance nor has coverage been limited by any insurance carrier.

Section 3.19 Title to Properties; Encumbrances.

(a) The Company and the Subsidiaries have good, valid and marketable title to all the tangible properties and assets which they purport to own (real, personal and mixed), and all the properties and assets purchased by the Company or any Subsidiary since the date of the December Balance Sheet, which subsequently acquired properties and assets (other than inventory) valued at over $100,000 are listed in Schedule 3.19(a) of the Disclosure Schedule. All such properties and assets are free and clear of all mortgages, title defects or objections, Liens, claims, charges, security interests or other encumbrances including, without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations except, with respect to all such properties and assets, (i) Liens shown on the December Balance Sheet as securing specified liabilities or obligations and liens incurred in connection with the purchase of property and/or assets, if such purchase was effected after the date of the December Balance Sheet, with respect to which no default exists; (ii) imperfections of title, liens and easements, if any, none of which are substantial in amount, materially detract from the value or impair the use of the property subject thereto, or impair the operations of the Company or the Subsidiaries and which have arisen only in the ordinary course of business and consistent with past practice since the date of the December Balance Sheet; and (iii) liens for current taxes not yet due. The equipment of the Company and the Subsidiaries is in good operating condition and repair and is adequate for the uses to which it is being put. At the Closing, the assets and properties of the Company and the Subsidiaries will include all of the assets and properties necessary for or currently used in the conduct of the Business.

(b) Schedule 3.19(b) of the Disclosure Schedule sets forth each interest in real property (including all land, buildings, easements and other real property rights) owned by the Company and the Subsidiaries (the “Owned Property”). The Company or its Subsidiary enjoys peaceful and quiet possession of the Owned Property. To the Company’s Knowledge, the Owned Property is legally subdivided and consists of separate tax lots so that each is assessed separate and apart from any other real property. There are no material Taxes, levies, fees or similar costs or charges which must be paid with respect to existing water or sewer hook-ups relating to the Owned Property, other than amounts payable to the providers of such utilities based on use and consumption thereof.

(c) To the Company’s Knowledge, none of the buildings, plant or structures on any Owned Property or leased property set forth in Schedule 3.20 of the Disclosure Schedule is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are, individually and in the aggregate, immaterial, and any repairs, maintenance and replacements required to be made by lessors of leased property. All utility systems serving such property are adequate for the business of the Company as currently conducted. There is no pending or, to the Company’s Knowledge, threatened condemnation, eminent domain or similar proceeding with respect to any such property.

(d) Except as disclosed in Schedule 3.19(d) of the Disclosure Schedule, (i) each of the Accounts Receivable arose in the ordinary course of business of the Company and represents the genuine, valid and legally enforceable indebtedness of the account debtor (subject only to creditors’ rights), (ii) to the Knowledge of the Company, neither the Company nor any of the Subsidiaries have received written notice that a set-off (other than discounts for prompt payment shown on the invoice) has been asserted by any of the account debtors of such Accounts Receivable, except to the extent reflected in reserves set forth in the Latest Balance Sheet in accordance with GAAP, and (iii) to the Knowledge of the Company, neither the Company nor any of the Subsidiaries has received written notice that any of the account debtors of the Accounts Receivable is involved in a bankruptcy proceeding, except to the extent reflected in reserves set forth in the Latest Balance Sheet in accordance with GAAP. The reserves set forth in the Latest Balance Sheet were determined consistent with past practices and, to the Knowledge of the Company, are adequate. The Company and the Subsidiaries have good and valid title to the Accounts Receivable free and clear of all Liens. Except as disclosed on Schedule 3.19(d) of the Disclosure Schedule, since the date of the listing of aged Accounts Receivable described below, to the Knowledge of the Company, no goods or services having a fair market value or book value of $10,000 or more, the sale or provision of which gave rise to any Accounts Receivable, have been returned or rejected by any account debtor or lost or damaged prior to receipt thereby. Set forth on Schedule 3.19(d) of the Disclosure Schedule is a listing of aged Accounts Receivable as of a date no more than seven (7) days prior to the date hereof.

(e) Schedule 3.19(e) of the Disclosure Schedule lists the location of the entire inventory, equipment and other material tangible assets of the Company and the Subsidiaries. The Company and the Subsidiaries own their respective inventory free and clear of all Liens. None of such inventory is covered by any financing statements. Except as disclosed on Schedule 3.19(e) of the Disclosure Schedule, such inventory was created or acquired for sale in the ordinary course of business of the Company or its Subsidiaries and is in good and saleable condition and is not obsolete, slow moving or damaged, except to the extent reflected in reserves set forth in the Latest Balance Sheet in accordance with GAAP. Except as disclosed on Schedule 3.19(e) of the Disclosure Schedule, all of such inventory is located at the locations of the real property of the Company and the Subsidiaries and none of such inventory is subject to any consignment, bailment, warehousing or similar arrangement.

Section 3.20 Leases. Schedule 3.20 of the Disclosure Schedule contains a list of all leases relating to real property to which the Company or any Subsidiary is a party, copies of which have been previously delivered to Purchaser. All such leases are valid, binding and enforceable against the Company or a Subsidiary, as the case may be, in accordance with their terms, and are in full force and effect; there are no existing material defaults by the Company or any Subsidiary thereunder, and, to the Company’s Knowledge, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by the Company or any Subsidiary thereunder. The Company or a Subsidiary is entitled to continue to occupy such leased property under the existing leases in the event of a change of ownership or foreclosure upon the fee interest in such leased property. Such leases are subordinate to the rights of any lenders, ground lessors and other parties holding a superior interest in and to such leased premises.

Section 3.21 Related Party Transactions. No contracts or agreements are in effect between the Company or any Subsidiary, on the one hand, and officers, managers, employees or equity owners of the Company, any Subsidiary or their respective Affiliates, on the other hand.

Section 3.22 Absence of Certain Payments. None of the Company, Seller or any Subsidiary, or any of their respective officers, managers, employees or, to the Company’s Knowledge, agents or other Persons acting on behalf of any of them has (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any Governmental Entity and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. None of the Company, Seller or any Subsidiary, or any of their respective managers, officers, employees or agents of other persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 3.23 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with the origination, negotiation or execution of this Agreement or the consummation of the Transaction or any of the other transactions contemplated by this Agreement.

Section 3.24 Books and Records. The minute books and equity ownership record books of the Company contain all (i) minutes of meetings of their respective members and manager(s), (ii) written statements of actions taken by their respective members and manager(s) without a meeting, and (iii) records of the issuance, transfer, transfer and cancellation of all units of equity ownership and other securities, in each case since the date of formation of the Company, respectively. Such minute books and equity ownership record books are true and complete in all respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the SEC Documents of Purchaser filed since January 1, 2007, the Purchaser represents and warrants to Seller and the Company as of the date hereof and as of the Closing Date as set forth below.

Section 4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such other jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Purchaser Material Adverse Effect. For purposes of this Agreement, “Purchaser Material Adverse Effect” with respect to Purchaser means any event or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect (i) on the business, capitalization, assets, liabilities, properties, results of operations or condition (financial or otherwise) of Purchaser, or (ii) that would prevent or materially alter or delay the Transaction or any of the other transactions contemplated hereby, in each case other than as a result of changes or effects resulting, directly or indirectly, from (A) the public announcement of or performance of the Transaction (including any action or inaction by Purchaser’s customers, suppliers, employees or competitors as a result of the public announcement or consummation of the Transaction), (B) changes in GAAP or any applicable law, (C) changes in the industry in which Purchaser operates, (D) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity, or (E) changes in general economic conditions or the financial securities markets and credit markets generally, but only to the extent any such change described in clauses (B), (C), (D), and (E) is not specifically related to Purchaser or disproportionately affects Purchaser relative to other businesses that derive substantially all of their revenue from the industry in which Purchaser is engaged.

Section 4.2 Authority Relative to this Agreement. Purchaser has full power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Purchaser has reserved the funds necessary to complete the Transaction and will not be required to obtain the approval of any Person to satisfy its financial obligations on the Closing Date. This Agreement, when executed and delivered by Purchaser, will constitute a valid and binding agreement of Purchaser enforceable in accordance with its terms, subject to (a) law of general application relating to specific performance, injunctive relief or other equitable remedies, (b) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (c) federal or state laws limiting enforceability of the indemnification provisions in Article IX of this Agreement.

Section 4.3 No Conflict; Consent.

(a) No notice to, filing with, and no permit, authorization, consent or approval of any Governmental Entity or any private third party is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement, except for (a) filings required under Regulation D of the Securities Act; (b) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (c) such filings and approvals as may be required in any foreign jurisdiction; and (d) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not be reasonably expected to have a Purchaser Material Adverse Effect.

(b) No consent, order, authorization, approval, declaration or filing is required on the part of Purchaser for or in connection with the execution, delivery or performance of this Agreement and the other agreements, documents and instruments of Purchaser contemplated hereby. Neither the execution and delivery of this Agreement by Purchaser, the consummation by Purchaser of the transactions contemplated hereby nor compliance by Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of Purchaser’s certificate of incorporation or bylaws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, permit, authorization, franchise, contract, agreement or other instrument or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, or its properties or assets.

Section 4.4 Litigation. There is no action, suit, proceeding, arbitration, investigation pending before any Government Entity or arbitration or mediation panel or, to Purchaser’s Knowledge, threatened in which Purchaser is a party that challenges this Agreement or any of the transactions contemplated herein or could reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.

Section 4.5 Investment Representations.

(a) Relationship to Company; Sophistication; Experience. Purchaser either (i) has a preexisting business or personal relationship with the Company and/or any of its officers, directors or controlling persons or (ii) the Purchaser has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective purchase of the Units and the Class A-1 Units.

(b) Restrictions on Transfer. Purchaser acknowledges that the Units and the Class A-1 Units must be held indefinitely unless subsequently registered under the Securities Act or the Company receives an opinion of counsel satisfactory to the Company that such registration is not required. Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the securities, the availability of certain current public information about the Company, the resale occurring not less than six months after a party has purchased and paid for the securities to be sold, and, in the case of sales by affiliates of the Company, the sale being made through a “broker’s transaction” or a transaction directly with a “market maker” and the number of securities being sold during any three-month period not exceeding specified limitations. Purchaser further acknowledges and understands that the Company may not be satisfying the current public information requirement of Rule 144 at the time Purchaser wishes to sell the Units and, if so, Purchaser would be precluded from selling the Units under Rule 144 even if the six-month minimum holding period has been satisfied.

(c) No Public Market. Purchaser understands that no public market now exists for the Units or the Class A-1 Units, that there can be no assurance that a public market will ever exist for the Units and that the Company is under no obligation to register the Units or the Class A-1 Units.

(d) Exemption from Registration. Purchaser further acknowledges that, in the event all of the requirements of Rule 144 are not met, compliance with another registration exemption will be required; and that, although Rule 144 is not exclusive, the staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and other than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, that such persons and the brokers who participate in the transactions do so at their own risk, and that, therefore, there is no assurance that any exemption from registration under the Securities Act will be available or, if available, will allow such person to dispose of, or otherwise transfer, all or any portion of the Units or the Class A-1 Units.

(e) Access to Information. Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and the opportunity to inspect Company facilities and such books and records and material contracts as Purchaser deemed necessary to its determination to purchase the Units and the Class A-1 Units; provided, however, that such discussions or inspections shall not limit the ability of the Purchaser to seek recovery for Damages in accordance with Article IX.

(f) Purchaser’s Liquidity. Purchaser (i) has no need for liquidity in Purchaser’s investment, (ii) is able to bear the substantial economic risks of an investment in the Units and the Class A-1 Units for an indefinite period and (iii) at the present time, can afford a complete loss of such investment.

(g) Offer and Sale. Purchaser understands that the transfer of the Units and the issuance of the Class A-1 Units have not been registered under the Securities Act in reliance upon an exemption therefrom. Purchaser was not offered or sold the Units or the Class A-1 Units, directly or indirectly, by means of any form of general solicitation or general advertisement, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio or (ii) any seminar or other meeting whose attendees had been invited by general solicitation or general advertising.

(h) Risks. Purchaser is aware that the Units and the Class A-1 Units are highly speculative and that there can be no assurance as to what return, if any, there may be. Purchaser is aware that the Company may issue additional securities in the future which could result in the dilution of Purchaser’s ownership interest in the Company.

(i) Reliance. Purchaser has not relied and is not relying on any warranties, representations or other statements whatsoever, whether written or oral (from or by the Seller, the Company or any Person acting on their behalf) other than those expressly set out in this Agreement (including the Disclosure Schedule) and the other Transaction Documents.

(j) Investment Entity. Purchaser is authorized and otherwise duly qualified to purchase and hold the Units; such entity has its principal place of business as set forth in Section 11.5 hereof; and such entity has not been formed for the specific purpose of acquiring the Units.

(k) Accredited Investor. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE V

COVENANTS OF THE COMPANY

The Company covenants and agrees to perform as follows:

Section 5.1 Conduct of Business Pending Transaction. Except as otherwise specifically provided in this Agreement or in Schedule 5.1 of the Disclosure Schedule, from the date of this Agreement to the earlier of the Closing or termination of this Agreement, Seller, the Company and each Subsidiary shall (i) use all reasonable efforts to conduct its operations only in the ordinary and usual course of business and consistent with past practices and (ii) preserve intact its present business organization, keep available the services of its present officers, key employees and consultants and preserve its present relationships with licensors, licensees, customers, suppliers, key employees and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise specifically provided in this Agreement, none of Seller, the Company or any of the Subsidiaries have, and hereafter none of Seller, the Company or any Subsidiary will, directly or indirectly, prior to the Closing, without the prior written consent of Purchaser (which will not be unreasonably withheld):

(a) propose or adopt any amendment to or otherwise change the Current Operating Agreement or any of their respective organizational documents, except as necessary to carry out the transactions contemplated by this Agreement in the manner approved by Purchaser;

(b) authorize for issuance, sale, pledge, disposition or encumbrance, or issue, sell, accelerate pledge, dispose of or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, convertible securities or otherwise), any equity interests of any class or any other securities of, or any other ownership interest in, Seller, the Company or any Subsidiary (except for the issuance of Securities specifically permitted in this Agreement) or amend any of the terms of any such securities or agreements outstanding on the date hereof;

(c) reclassify, combine, split or subdivide any units of its equity interests, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its equity interests, other than any dividend declared prior to the date hereof;

(d) redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any outstanding Units or other securities of the Company, other than repurchases pursuant to the terms of agreements entered into prior to the date hereof and previously provided to Purchaser prior to the date hereof;

(e) organize any new subsidiary, acquire any equity securities of any Person or acquire any equity or ownership interest (financial or otherwise) in any business;

(f) (i) incur, assume or prepay any material liability, or incur any indebtedness for borrowed money other than in accordance with the Company’s current financing arrangements, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party, (iii) make any loans, advances or capital contributions to, or investments in, any third party, (iv) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any Lien thereupon, or (v) authorize any new capital expenditures for property, plant and equipment;

(g) make any change in the compensation payable or to become payable to any of its officers, managers, employees, agents or consultants or to Persons providing management services, or enter into or amend, in any respect, any Benefit Plan or make any loans to any of its officers, managers, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any such Persons pursuant to a Benefit Plan or otherwise;

(h) license (except for non-exclusive licenses in the ordinary course of business consistent with past practice) or otherwise transfer, dispose of, abandon, permit to lapse or dedicate to the public domain any of the Company’s Intellectual Property, or dispose of or disclose to any Person any trade secret, formula, process or know-how not theretofore a matter of public knowledge other than in the ordinary course of business consistent with past practice and subject to appropriate confidentiality restrictions;

(i) enter into any material contract or transaction, including but not limited to, any contract or commitment that would be disclosable under Schedule 3.15 of the Disclosure Schedule had such contract or commitment existed as of the date hereof;

(j) cancel any debts or waive, release or relinquish any contract rights or other rights of substantial value other than in the ordinary course of business, consistent with past practices;

(k) authorize, recommend, propose or enter into or announce an intention to authorize, recommend, propose or enter into a term sheet, letter of intent, agreement in principle or a definitive agreement with respect to any transaction, consolidation, liquidation, dissolution, or business combination, any acquisition of a material amount of property or assets or securities, or any disposition of a material amount of property or assets or securities;

(l) make any change with respect to accounting policies or procedures in effect as of the Company’s fiscal year ended December 28, 2007;

(m) pay, discharge or satisfy any material claims, liabilities or obligations (whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise) other than the payment, discharge or satisfaction of liabilities in the ordinary course of business, consistent with past practices;

(n) file any amendment to any Tax Return or make any election relating to Taxes, change any election relating to Taxes already made, adopt or change any accounting method relating to Taxes, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes, consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment or surrender any right to claim a refund of Taxes;

(o) enter into any agreement to indemnify or hold harmless any Person;

(p) permit the transfer of any securities of the Company;

(q) take any action set forth in Section 3.6(a) through (p); or

(r) commit or agree (in writing or otherwise) to take any of the foregoing actions or any action, or fail to take any action, that would cause the failure of the conditions set forth in Article VII.

Section 5.2 Access; Confidentiality.

(a) The Company shall afford to the officers, employees, accountants and counsel of Purchaser full access to the Company and its Subsidiaries during normal business hours from the date hereof until the Closing or termination of this Agreement, to all its properties, books, contracts, commitments, records, employees, advisors, consultants, other personnel, customers, service providers, vendors or suppliers of, or others having material business relations with, the Company and, during such period, the Company shall furnish promptly to Purchaser all other information concerning their respective businesses, properties and personnel as Purchaser may reasonably request.

(b) All non-public information disclosed by any Party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any Party (or its representatives) shall be kept confidential by such other Party and its representatives under the Non-Disclosure Agreement dated November 19, 2008, which agreement shall govern all information exchanged between the Parties through the Closing, and no such information shall be used by any such Persons other than as contemplated by this Agreement.

ARTICLE VI

OTHER COVENANTS

Section 6.1 All Reasonable Efforts.

(a) Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable (including any antitrust matters in any foreign jurisdiction) to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) taking all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including in any foreign jurisdiction) and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and taking all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from third parties, (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Without limiting the generality of the foregoing, Purchaser, Seller and the Company shall, to the extent not otherwise completed prior hereto, promptly after the date of this Agreement, prepare and file the notifications required in any foreign jurisdiction in connection with the Transaction, if any. Seller and Purchaser shall respond as promptly as practicable to any inquiries or requests received from any Governmental Entity for additional information or documentations. Seller and Purchaser shall (i) give the other Party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Transaction or any of the other transactions contemplated by this Agreement,

(ii) keep the other Party informed as to the status of any such Legal Proceeding and (iii) promptly inform the other Party of any communication to or from any Governmental Entity regarding the Transaction. Seller and Purchaser will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding under or relating to any applicable foreign, federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Entity or by any legal requirement, in connection with any legal proceeding under or relating to any applicable foreign, federal or state antitrust or fair trade law or any other similar legal proceeding, each of Seller and Purchaser will permit authorized representatives of the other Party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.

Section 6.2 Dissolution of Newco. Within sixty (60) days following the Closing, Seller shall cause Newco to be liquidated and dissolved in accordance with Delaware law. The dissolution of Newco shall have the effect of transferring all of Newco’s assets, including the 45 Units of the Company held by Newco, to Seller. Seller shall take all action necessary to cause Newco to authorize and approve and to execute and deliver the New Operating Agreement at the Closing.

Section 6.3 Operation of Seller. From the Closing Date until December 31, 2013, the functions of Seller shall be to (i) hold securities of the Company, (ii) exercise its rights and comply with its obligations under this Agreement, the New Operating Agreement and the Unitholders Agreement, (iii) act as co-borrower on credit facilities in existence on the date hereof, and (iv) exercise its rights and comply with its obligations under agreements with its securityholders and under its equity-based compensation instruments (such as stock appreciation rights and stock options), and it shall conduct no business (including the incurrence of any Indebtedness) other than as is necessary to fulfill this function, except with the written consent of Purchaser or any successor entity to Purchaser. Without limiting the foregoing, Seller shall ensure that at all times from the Closing Date until December 31, 2013, holders of its equity securities constituting at least a majority (on a fully-diluted basis) of the voting power of Seller’s outstanding stock shall have executed a Voting Agreement with Purchaser. Seller further agrees that, in the event its purchase right with respect to any of the shares of Seller’s Common Stock becomes exercisable under the Buy-Sell Agreement, Seller shall promptly assign its purchase right to Schilling and, to the extent Seller’s purchase right is not fully exercised by Schilling, Seller shall then assign its purchase right to Purchaser within the time frame permitted for Seller to exercise its purchase right under the Buy-Sell Agreement. Seller agrees to keep Purchaser reasonably informed of all developments related to the occurrence of any event that gives rise to Seller’s purchase right under the Buy-Sell Agreement and all determinations made by Seller and Schilling related thereto. Seller shall not enter into any amendment or modification to the Buy-Sell Agreement without the prior written consent of Purchaser.

Section 6.4 Company Property. If, after the Closing, Seller owns or shall at any time hereafter acquire any rights in any assets, contracts or property relating to the Business, Seller shall, and hereby does, transfer all of its rights, title and interest in such assets, contracts or property to the Company for no additional consideration. Seller shall execute and deliver such additional documents and instruments and take such other actions as Purchaser shall reasonably request to give effect to the provisions of this Section 6.4.

Section 6.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Purchaser and Seller and none of the Parties to this Agreement shall issue a press release without the prior written consent of Purchaser and Seller, except as required by Law. Thereafter, until the Closing or the date this Agreement is terminated pursuant to Article VIII hereof, neither Seller nor any of its Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Transaction or this Agreement without prior approval of Purchaser.

Section 6.6 Notification of Certain Matters. Seller and the Company shall give prompt notice to Purchaser of the occurrence (or non-occurrence) of any event of which Seller and the Company has Knowledge, the occurrence (or non-occurrence) of which would be likely to cause any representation or warranty regarding Seller, the Company or any Subsidiary contained in this Agreement to be untrue or inaccurate in any material respect and of the occurrence of any material failure of Seller, the Company or any Subsidiary to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that any condition in Article VII would not be satisfied; and Purchaser shall give prompt notice to Seller of the occurrence (or non-occurrence) of any event of which Purchaser has Knowledge, the occurrence (or non-occurrence) of which would be likely to cause any representation or warranty of Purchaser contained in this Agreement to be untrue or inaccurate in any material respect and of the occurrence of any material failure of Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that any condition in Article VII would not be satisfied; provided, however, that (x) delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available to either Party hereunder, (y) shall not constitute an admission by the Party delivering such notice that any such representation or warranty has been breached and (z) shall not affect or be deemed to modify any representation or warranty contained in this Agreement (or any exhibit, schedule, or certificate delivered pursuant to this Agreement) or the conditions to the Parties to consummate the transactions contemplated hereby.

Section 6.7 Transfer of Unit. Prior to the Closing Date, Schilling will purchase from Seller one-tenth of one Unit.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions of Obligations of the Company and Seller. The obligations of the Company and Seller to effect the Transaction is subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived specifically in writing by Seller:

(a) The representations and warranties of Purchaser set forth in Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and the Closing Date (except that (i) the representations and warranties in

Sections 4.1, 4.2 and 4.3 and (ii) each other representation or warranty to the extent already qualified by materiality or a Purchaser Material Adverse Effect, shall be true and correct in all respects).

(b) Purchaser shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) No litigation or proceeding shall be threatened or pending against Purchaser, Seller or the Company which enjoins, prevents or seeks to enjoin or prevent the consummation of the Transaction.

(d) Seller shall have received a certificate of good standing of Purchaser from the Secretary of State of the State of Delaware.

(e) Seller shall have received from Purchaser an officer’s certificate certifying to the fulfillment of the conditions specified in Sections 7.1(a), (b) and (c) (such certification as to Section 7.1(c) being only as to litigation threatened or pending against Purchaser).

(f) Purchaser shall have executed and delivered the Unitholders Agreement in substantially the form attached hereto as Exhibit E.

(g) Purchaser shall have executed and delivered the New Operating Agreement.

(h) Purchaser and the Escrow Agent shall each have executed and delivered the Escrow Agreement.

Section 7.2 Conditions of Obligations of Purchaser. The obligation of Purchaser to effect the Transaction is subject to the satisfaction at or prior to the Closing Date of the following conditions, unless specifically waived in writing by Purchaser:

(a) The representations and warranties of Company and Seller set forth in Articles II and III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and the Closing Date (except that (i) the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 3.1, 3.2, 3.3 and 3.4 and (ii) each other representation or warranty to the extent already qualified by materiality or a Company Material Adverse Effect, shall be true and correct in all respects).

(b) Seller shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) From the date of this Agreement through the Closing, the Company shall not have suffered a Company Material Adverse Effect, and no events, or facts which could reasonably be expected to result in a Company Material Adverse Effect shall have occurred or arisen.

(d) All terminations, consents, permits and approvals of Governmental Entities and other private third parties listed in Schedules 2.4, 3.4 and 4.4 of the Disclosure Schedule (“Required Consents”) and termination statements with respect to the Liens on Units identified in Schedule 2.1 of the Disclosure Schedule shall have been obtained (with copies delivered to Purchaser) with no material adverse conditions attached and no material expense imposed on the Company, and no Required Consents shall have been withdrawn or suspended.

(e) No litigation or proceeding shall be threatened or pending against Purchaser, Seller or the Company which enjoins, presents or seeks to enjoin or prevent the consummation of the Transaction or which could reasonably be expected to result in a Company Material Adverse Effect.

(f) Purchaser shall have received certificates of good standing of the Company and Seller from the Secretary of State of the State of Delaware and all other jurisdictions in which they are required to be qualified to do business.

(g) Purchaser shall have received a legal opinion from DLA Piper dated the Closing Date in the form attached hereto as Exhibit F.

(h) Purchaser shall have received a legal opinion from Taylor Wessing LLP dated December 23, 2008 in the form attached hereto as Exhibit G.

(i) Purchaser shall have received from Seller an officer’s certificate certifying to the fulfillment of the conditions specified in Sections 7.2(a), (b), (c), (d) and (e) (such certification as to Section 7.2(e) being only as to litigation threatened or pending against the Company or Seller).

(j) Seller and the Company shall have executed and delivered the Unitholders Agreement in substantially the form attached hereto as Exhibit E.

(k) Seller and Newco shall have executed and delivered the New Operating Agreement and Purchaser shall have been admitted as a Member of the Company in accordance with terms of the New Operating Agreement.

(l) Two directors designated by Purchaser shall have been appointed to the Company’s Board of Directors as Class A-1 Directors (as defined in the New Operating Agreement).

(m) The holders of shares of Seller common stock listed on Schedule 7.2(m) of the Disclosure Schedule shall have delivered to Purchaser a Voting Agreement (as defined in the Unitholders Agreement).

(n) Seller, the Company and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(o) Schilling shall have executed and delivered a resignation as the Manager effective as of the Closing.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser, if

(i) any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Transaction and such order, decree, ruling or other action shall have become final and non-appealable; or

(ii) if the Transaction shall not have been consummated by December 26, 2008 (the “Termination Date”) (unless the failure to consummate the Transaction by such date shall be due to the action or failure to act of the Party seeking to terminate);

(c) by Seller, if Purchaser shall have breached any of its representations, warranties or covenants contained in this Agreement which breach (i) causes or may cause any of the conditions set forth in Section 7.1 not to be satisfied and (ii) shall not have been cured within three (3) days following receipt by Purchaser of written notice of such breach from Seller;

(d) by Purchaser, if Seller shall have breached any representation, warranty or covenant contained in this Agreement which breach (i) causes or may cause any of the conditions set forth in Section 7.2 not to be satisfied and (ii) shall not have been cured within three (3) days following receipt by Seller of written notice of such breach from Purchaser;

(e) by Purchaser, if a Company Material Adverse Effect shall have occurred and shall not have been cured or remedied within three (3) days from the date Seller or the Company becomes aware of its occurrence;

(f) by Purchaser, if the conditions set forth in Section 7.2 become incapable of satisfaction prior to the Termination Date; or

(g) by the Company, if the conditions set forth in Section 7.1 become incapable of satisfaction prior to the Termination Date;

except that the Agreement may not be terminated under this Section by or on behalf of any Party that is in breach of any representation or warranty or in violation of any covenant or agreement contained herein such that the conditions set forth in Section 7.1(a) or (b) or Section 7.2(a) or (b), as the case may be, is not satisfied as of the date of termination.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement by any Party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made.

(a) If this Agreement is terminated (i) under Section 8.1(a) or (ii) under Sections 8.1(b), (f) or (g) herein at a time when no Party is in breach of a representation or warranty or in violation of a covenant or agreement contained herein, all further obligations of the Company to Purchaser, and of Purchaser to the Company, will terminate without further liability of any Party hereto.

(b) If this Agreement is terminated under Sections 8.1(c), (d), (e),(f) or (g) herein at a time when one or more Parties is in breach of a representation or warranty or in violation of a covenant or agreement contained in the Agreement, the liabilities and obligations of the Parties not in breach or violation of the Agreement shall terminate, and the Party or Parties which are in breach or violation of the Agreement shall remain liable for the actual costs and expenses relating to the Transaction, but excluding any consequential damages, and incurred by the Party or Parties not in breach or violation of the Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by Seller, Schilling and the Company.

(a) Subject to the limitations set forth in this Article IX, Seller and Schilling shall, jointly and severally, indemnify, hold harmless and reimburse Purchaser, the Affiliates of Purchaser and any employee, director, member, manager, officer, affiliate (other than the Company), or agent of the foregoing (the “Purchaser Indemnified Parties”) for any demand, claim, payment, obligation, action or cause of action, assessment, loss, Tax, liability, damages (but excluding exemplary or punitive damages other than such damages arising in connection with or relating to patent or trademark laws or otherwise paid to any third party), reasonable cost or expense (including reasonable attorneys’ fees and expenses for a single counsel representing Purchaser Indemnified Parties) or other damages (collectively, “Damages”) which may be sustained or suffered by any such Purchaser Indemnified Parties arising from or relating to, directly or indirectly, or in connection with: (i) any inaccuracy in any of the warranties or representations set forth in Article II or Article III of this Agreement (including any Third Party Claim arising from or relating to this clause (a)(i)), (ii) any failure by Seller or the Company to perform or comply with any covenant or obligation in this Agreement (including any Third Party Claim arising from or relating to this clause (a)(ii)) or (iii) any Seller Taxes.

(b) Subject to the limitations set forth in this Article IX, Purchaser shall indemnify, hold harmless and reimburse the Company, Seller, the Affiliates of Seller and the Company, and any employee, director, manager, officer, affiliate, relative, spouse or agent of the foregoing (the “Seller Indemnified Parties” and together with the Purchaser Indemnified Parties, the “Indemnified Parties.”) for any Damages which may be sustained or suffered by any such

Seller Indemnified Parties arising from or relating to, directly or indirectly, or in connection with: (i) any inaccuracy in any of the warranties or representations set forth in Article IV of this Agreement (including any Third Party Claim arising from or relating to this clause (b)(i)), or (ii) any failure by Purchaser to perform or comply with any covenant or obligation in this Agreement (including any Third Party Claim arising from or relating to this clause (b)(ii)).

Section 9.2 Claims Procedure.

(a) Promptly after any Indemnified Party discovers circumstances or claims that would reasonably be expected to lead to Damages or any Damages actually incurred, including any Third Party Claims that might give rise to indemnification hereunder, such Indemnified Party shall promptly deliver to the Party alleged to be liable for indemnification hereunder (an “Indemnitor”), with a copy to each of the Company, Seller, Schilling and Purchaser, a certificate signed by the Indemnified Party (a “Claim Certificate”) that such Damages exist or are reasonably expected to occur and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation or breach to which such item is related; provided, however, that an Indemnified Party’s failure to send or delay in sending a Claim Certificate shall not relieve an Indemnitor from liability hereunder with respect to such Claim Certificate except to the extent and only to the extent the Indemnitor is materially prejudiced by such failure or delay (in each case, subject to any applicable time limitation on the delivery of a Claim Certificate in Section 9.5).

(b) The Indemnitor shall have fifteen (15) days after delivery of a Claim Certificate to object to any claim or claims made in such Claim Certificate in a written statement delivered to the Indemnified Party. In case the Indemnitor shall so object in writing to any claim or claims made by the Indemnified Party in the Claim Certificate, the Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection of the Indemnitor. If after such second fifteen (15) day period there remains a dispute as to any claims, the Parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective Parties with respect to each of such claims. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Indemnitor and the Indemnified Party.

(c) Claims for Damages specified in any Claim Certificate to which an Indemnitor shall not object in writing within fifteen (15) days of receipt thereof, claims for Damages covered by a memorandum of agreement of the nature described in Section 9.2(b), claims for Damages the validity and amount of which have been the subject of final determination as described in Section 9.3 and claims for Damages the validity and amount of which shall have been the subject of a final judicial determination (or shall have been settled with the consent of the Indemnifying Party) as described in Section 9.3 are hereinafter referred to as “Agreed Claims”.

(d) Subject to Section 9.7 and except for Agreed Claims to be settled from the Escrow Fund as described in Section 9.9, within ten (10) Business Days after the determination of the amount of any Agreed Claims, the Indemnitor shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer of immediately available funds to the bank account or accounts designated in writing by the Indemnified Party not less than three (3) Business Days prior to such payment.

Section 9.3 Resolution of Conflicts and Arbitration.

(a) If no agreement can be reached with respect to any claim for Damages under this Article IX after good faith negotiation by the Parties pursuant to Section 9.2(b), any Party may, by written notice to the other Parties, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or the Parties agree to arbitration; such arbitration shall be administered by the Center for Public Resources Institute for Conflict Prevention and Resolution (the “CPR”) in accordance with its then prevailing Rules for Non-Administered Arbitration of Business Disputes, by an arbitrator or arbitrators as selected and described in Section 9.3(b). The arbitrator(s) shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrator(s), to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator(s) shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including, without limitation, attorneys’ fees and costs, to the same extent as a court of competent jurisdiction, should the arbitrator(s) determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator(s) shall be written, shall be in accordance with applicable law, including, without limitation, the United States Arbitration Act, 9 U.S.C. § 1 et seq. (the “USAA”), and with this Agreement, and shall be supported by written findings of fact and conclusions of law which shall set forth the basis for such decision. The decision of the arbitrator(s) as to the validity and amount of any claim in any Claim Certificate shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction, and the Parties shall be entitled to act in accordance with such decision.

(b) For all disputes for which the aggregate disputed dollar amount is equal to or less than $3,000,000, the Parties shall agree upon a single arbitrator to oversee such dispute. If the Parties cannot agree on such arbitrator within 20 days after submitting the dispute for arbitration, then the dispute shall be managed by a single independent arbitrator to be chosen by the CPR. For all disputes for which the aggregate disputed dollar amount exceeds $3,000,000, such dispute shall be managed and ruled upon by a panel of three arbitrators. Purchaser and Seller shall each name one of the arbitrators, and the third arbitrator shall be chosen by Purchaser and Seller or, if Purchaser and Seller cannot agree on such arbitrator within 20 days after submitting the dispute for arbitration, then the third arbitrator shall be an independent arbitrator selected by the CPR.

(c) Any arbitration under this Article IX shall be governed by the USAA and shall be held in Wilmington, Delaware. The non-prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, any fees and expenses of the CPR, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other Party to the arbitration.

Section 9.4 Third Party Claims. Promptly after receipt by an Indemnified Party of notice of the commencement of any action or demand or claim by a third party (a “Third Party Claim”) which may give rise to Damages, the Indemnitor may assume and diligently pursue the defense thereof with counsel reasonably satisfactory to such Indemnified Party and the Indemnified Party shall cooperate in all reasonable respects in such defense. The Indemnified Party shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof; provided, however, that the fees and expenses of counsel employed by the Indemnified Party shall be at the expense of the Indemnitor only if such counsel is retained pursuant to the following sentence or if the employment of such counsel has been specifically authorized by the Indemnitor, and provided, further, that in the event there are multiple Indemnified Parties in any matter the Indemnitor shall be obligated to pay the fees and expenses of only one counsel unless an Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the other Indemnified Parties. If the Indemnitor does not notify the Indemnified Party within fifteen (15) days after receipt of the Claim Certificate (or such shorter period of time if the Indemnified Party is required to take action by applicable law) that the Indemnitor elects to undertake the defense thereof, the Indemnified Party or if the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnitor and such Indemnified Party shall have been advised in writing by such counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnitor, or available to the Indemnitor, but the assertion of which would be adverse to the interests of the Indemnitor, shall have the right to defend at the expense of the Indemnitor the claim with counsel of its choosing. Prior to any settlement, the Indemnified Party shall send a written notice to the Indemnitor of any proposed settlement of any claim, which settlement the Indemnitor may reject, in its reasonable judgment within fifteen (15) days of receipt of such notice. Failure to reject such notice within such fifteen (15)-day period shall be deemed an acceptance of such notice. Whether the Indemnified Party, on the one hand, or the Indemnitor, on the other hand, shall have undertaken the defense of a Third Party Claim, such Person that has undertaken the defense of a Third Party Claim shall not admit any liability with respect to, consent to the entry of any judgment, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnitor or the Indemnified Party, respectively (which consent in either case shall not be unreasonably withheld, delayed or conditioned). So long as the Indemnitor is conducting the defense of any Third Party Claim in accordance with the terms hereof, the Indemnified Party agrees that Indemnitor shall have full and complete control over the conduct of such proceeding.

Section 9.5 Indemnity Period. No claim for indemnification under Section 9.1(a)(i) or Section 9.1(b)(i) of this Agreement may be made unless a Claim Certificate is given by the Party seeking such indemnification to the Party from whom indemnification is sought on or prior to thirty (30) days after completion of the independent audit of the Company’s financial statements for the fiscal year ending December 31, 2009; provided, however, that the indemnity period for claims for indemnification from and against Damages arising, directly or indirectly, from or in connection with: (i) any inaccuracy in any of the warranties or representations contained in Sections 2.1 (Title), 2.2 (Organization and Authority), 2.3 (Capitalization), 2.4 (No Conflict; Consent), 2.5 (Validity and Enforceability), 2.6 (No Other Activities), 3.1 (Organization), 3.2 (Capitalization), 3.3 (Authorization), 3.4 (No Conflict; Consent), 4.1 (Organization), 4.2 (Authority Relative to this Agreement) and 4.3 (No Conflict; Consent) will survive indefinitely and (ii) any inaccuracy in any of the warranties or representations contained in Sections 2.7 (Taxes), 3.11 (Taxes), 3.12 (Employee Benefits), 3.17 (Environmental Matters) or any fraud or intentional misrepresentation shall survive until thirty (30) days after the applicable statute of limitations and (iii) Seller Taxes shall survive until thirty (30) days after the applicable statute of limitations.

Section 9.6 Indemnification Basket.

(a) The provisions for indemnity contained in Section 9.1(a)(i) shall become effective only in the event that the aggregate amount of all Agreed Claims for which Seller, and Schilling are liable under this Article IX exceeds in the aggregate $500,000 (the “Indemnification Basket”), and then only for the amount by which such Agreed Claims exceed the Indemnification Basket; provided, however, that once Agreed Claims with respect to indemnification from and against Damages arising, directly or indirectly, from or in connection with any inaccuracy in any of the warranties or representations of Seller contained in Section 2.7 (Taxes) or any inaccuracy in any of the warranties or representations of the Company in Section 3.11 (Taxes) or Section 9.1(a)(iii) exceed the Indemnification Basket, Purchaser shall be entitled to indemnification for such Agreed Claims for the aggregate amount of all such Agreed Claims, regardless of the Indemnification Basket, and provided, further, that the Indemnification Basket shall not apply to any claim for indemnification from and against Damages arising, directly or indirectly, from or in connection with: (i) any inaccuracy in any of the warranties or representations of Seller contained in Sections 2.1 (Title), 2.2 (Organization and Authority), 2.3 (Capitalization), 2.4 (No Conflict; Consent), 2.5 (Validity and Enforceability), 2.6 (No Other Activities), (ii) any inaccuracy in any of the warranties or representations of the Company in Sections 3.1 (Organization), 3.2 (Capitalization), 3.3 (Authorization) or 3.4 (No Conflict; Consent), or (iii) any fraud or intentional misrepresentation by the Indemnitor.

(b) The provisions for indemnity contained in Section 9.1(b)(i) shall become effective only in the event that the aggregate amount of all indemnifiable damages for which Purchaser is liable under this Article IX exceeds the Indemnification Basket, and then only for the amount by which such indemnifiable damages exceed the Indemnification Basket; provided, however, that the Indemnification Basket shall not apply to any claim for indemnification from and against Damages arising, directly or indirectly, from or in connection with (i) any inaccuracy in any of the warranties or representations of Purchaser contained in Sections 4.1 (Organization), 4.2 (Authority Relative to this Agreement)or 4.3 (No Conflict; Consent) or (ii) any fraud or intentional misrepresentation by the Purchaser.

Section 9.7 Limitations on Indemnity. The Indemnified Parties entitlement to recover any Damages pursuant to Sections 9.1(a) and (b) shall be limited by the provisions of this Section 9.7 as follows:

Following the Closing Date, except as otherwise provided below, the sole recourse of the Purchaser Indemnified Parties shall be the Escrow Fund and recovery from the Escrow Amount shall be the sole and exclusive remedy of the Purchaser Indemnified Parties. With respect to any Agreed Claims for indemnification from and against Damages arising, directly or indirectly, from or in connection with (i) any inaccuracy in any of the warranties or representations of Seller or the Company contained in Article II and in Sections 3.1 (Organization), 3.2 (Capitalization),

3.3 (Authorization), 3.4 (No Conflict; Consent) and 3.11 (Taxes), (ii) any claims pursuant to Section 9.1(a)(iii) or (iii) any fraud or intentional misrepresentation by Seller or the Company (collectively, the “Excluded Claims”), the maximum aggregate amount payable with respect to such Agreed Claims shall be the Purchased Unit Purchase Price; and, provided however, that any Agreed Claims with respect to any Excluded Claims may be satisfied from the Escrow Fund or from Seller and Schilling at the election of Purchaser. With respect to any Agreed Claims for indemnification from and against Damages arising, directly or indirectly, from or in connection with any inaccuracy in any of the warranties or representations of Seller or the Company contained in Sections 3.12 (Employee Benefits) or 3.17 (Environmental Matters), the maximum aggregate amount payable with respect to such Agreed Claims, together with all other Agreed Claims (other than the Excluded Claims), shall be $10,000,000; and provided further that any Agreed Claims arising, directly or indirectly, from or in connection with any inaccuracy in any of the warranties or representations of Seller or the Company contained in Sections 3.12 (Employee Benefits) or 3.17 (Environmental Matters) shall first be satisfied from the Escrow Fund (to the extent then available) and then by Seller and Schilling, jointly and severally.

(a) Following the Closing Date, with respect to any Agreed Claims for indemnification from and against Damages arising, directly or indirectly, from or in connection with (i) any inaccuracy in any of the warranties or representations of Purchaser contained in Article IV and (ii) and any fraud or intentional misrepresentation by Purchaser, the maximum aggregate amount payable with respect to such Agreed Claims shall be the Purchased Unit Purchase Price.

Section 9.8 Contribution. To the extent amounts related to Agreed Claims are paid by Schilling or Seller, Schilling or Seller, as the case may be, shall not be entitled to recover such amounts by contribution from the Company. The Parties acknowledge and agree that Schilling shall be prohibited from seeking indemnification from the Company under the New Operating Agreement or any indemnification agreement between Schilling and the Company as a result of the payment by Schilling of any Agreed Claims under this ARTICLE IX.

Section 9.9 Claims Against the Escrow Amount.

(a) With respect to any Agreed Claims (i) that are required to be settled from the Escrow Fund pursuant to Section 9.7 or (ii) which Purchaser elects to be settled from the Escrow Fund to the extent permitted in Section 9.7, Purchaser shall, after determination of the amount of any such Agreed Claim promptly give notice in accordance with Section 11.5 to Seller requesting that Seller execute with appropriate notarization and deliver to Purchaser a joint instruction letter to be delivered to the Escrow Agent (which letter shall be attached to such notice and shall be in a form that complies with the Escrow Agreement) (a “Joint Instruction Letter”) instructing the Escrow Agent to pay to Purchaser the amount of such Agreed Claim from the Escrow Fund in accordance with the terms of the Escrow Agreement.

(b) If Purchaser has not delivered a Claim Certificate in accordance with Section 9.2 prior to the General Expiration Date (or if all Claim Certificates delivered under Section 9.2 prior to the General Expiration Date have been satisfied by payment to Purchaser or a final determination has been made that no amounts are owing by Seller or Schilling), then Seller shall give Purchaser a notice requesting that Purchaser execute with appropriate notarization and deliver to Seller a Joint Instruction Letter instructing the Escrow Agent to pay to Seller an amount equal to all remaining funds in the Escrow Fund (net of amounts to be paid to the Escrow Agent in connection with the termination of the Escrow Agreement) (such payment, in the aggregate, the “Seller Escrow Distribution”). Within 5 days of the receipt of such notice, Purchaser shall execute and deliver to Seller such Joint Instruction Letter for delivery to the Escrow Agent. Seller shall be responsible for delivering such Joint Instruction Letter to the Escrow Agent. If Purchaser shall fail to timely deliver such executed Joint Instruction Letter, Seller shall be entitled to seek an arbitration or court order (in accordance with Section 9.3) that will enable the Escrow Agent to distribute to Seller the funds to which it is entitled and to seek Damages from Purchaser as a result of its failure to comply herewith. If Purchaser has delivered one or more Claim Certificates prior to the General Expiration Date which have not been satisfied and if the aggregate amount claimed by Purchaser pursuant to such Claim Certificates equals or exceeds the Seller Escrow Distribution, then Seller shall not be entitled to any distribution pursuant to this Section 9.9(a). If Purchaser has delivered one or more Claim Certificates prior to the General Expiration Date which have not been satisfied and if the aggregate amount claimed by Purchaser pursuant to such Claim Certificates is less than the Seller Escrow Distribution, then Seller shall be entitled to request a distribution to Seller in the manner provided above but in an aggregate amount equal to the Seller Escrow Distribution less the aggregate amount claimed by Purchaser pursuant to such Claim Certificates. In addition, at such time after the General Expiration Date as all remaining Claim Certificates have been satisfied, Seller shall be entitled to request a distribution to Seller in the manner provided above with respect to the remaining Escrow Amount, if any, net of amounts to be paid to the Escrow Agent in connection with the termination of the Escrow Agreement.

Section 9.10 Exclusive Remedy. After the Closing, absent fraud or intentional misrepresentation, the provisions of this Article IX shall be the sole and exclusive remedy of the Parties for any Damages incurred by any Indemnified Party.

ARTICLE X

DEFINITIONS AND INTERPRETATION

Section 10.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“2008 Financial Statements” shall have the meaning set forth in Section 1.8(a) hereof.

“A-1 Unit Purchase Price” shall have the meaning set forth in Section 1.1 hereof.

“Accounts Receivable” means all accounts and notes receivable from account, note and other debtors of the Company and the Subsidiaries outstanding as of the date hereof.

“Actual 2008 EBITDA” means the consolidated net income from continuing operations of Seller, the Company and the Subsidiaries for the fiscal year ended December 26, 2008, as set forth in the 2008 Financial Statements, prior to the effect of income taxes, interest expense, interest income, depreciation, amortization, gains or losses on disposal of assets or other extraordinary or non-recurring items, in each case to the extent such items were deducted for purposes of calculating net income in the 2008 Financial Statements and as adjusted to give effect to the items described in Exhibit D, to the extent applicable.

“Actual Net Equity Value” shall have the meaning set forth in Section 1.8(a).

“Actual Purchased Interest Value” means the product of (a) 0.45 and (b) Actual Net Equity Value.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreed Claims” shall have the meaning set forth in Section 9.2(c) hereof.

“Agreement” or “this Agreement” shall mean this Purchase Agreement, together with the Exhibits and Schedules hereto.

“Audit” or “Audits” shall mean any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Benefit Plans” shall have the meaning set forth in Section 3.12(a) hereof.

“Business” shall mean the business of the Company and its Subsidiaries, taken as a whole, as conducted and currently contemplated to be conducted.

“Business Day” shall mean any day other than a Saturday, a Sunday or a holiday on which banks in the State of California are closed for business.

“Buy-Sell Agreement” shall mean that certain Buy-Sell Agreement dated December 28, 2007 by and among Seller and the stockholders who are a party thereto, as such agreement may be amended from time to time.

“Claim Certificate” shall have the meaning set forth in Section 9.2(a) hereof.

“Class A-1 Units” shall have the meaning set forth in Section 1.1 hereof.

“Closing” shall mean the closing referred to in Section 1.2 hereof.

“Closing Date” shall have the meaning set forth in Section 1.2 hereof.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Adjustment Payment” shall have the meaning set forth in Section 1.8(c) hereof.

“Company Material Adverse Effect” shall have the meaning set forth in Section 3.1(a) hereof.

“CPR” shall have the meaning set forth in Section 9.3(a).

“Current Operating Agreement” shall have the meaning set forth in Section 1.5 hereof.

“Damages” shall have the meaning set forth in Section 9.1 hereof.

“December Balance Sheet” shall have the meaning set forth in Section 3.5(a) hereof.

“Disclosure Schedule” shall have the meaning set forth in Article II hereof.

“DLA Piper” shall have the meaning set forth in Section 1.2 hereof.

“Environmental Claim” means any claim, action, cause of action, investigation or notice by any Person or entity alleging or seeking to establish a basis for liability (including, without limitation, potential liability for investigatory costs, cleanup costs, corrective measures, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any Subsidiary or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or remediation of environmental contamination, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or the exposure of any Person or property to, Materials of Environmental Concern.

“Escrow Agent” shall have the meaning set forth in Section 1.7 hereof.

“Escrow Agreement” shall have the meaning set forth in Section 1.7 hereof.

“Escrow Amount” shall have the meaning set forth in Section 1.7 hereof.

“Escrow Fund” shall have the meaning set forth in the Escrow Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.12(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financial Statements” shall have the meaning set forth in Section 3.5(a) hereof.

“General Expiration Date” shall mean the thirtieth day after the completion of the independent audit of the Company’s financial statements by Ernst & Young LLP for the fiscal year ending December 31, 2009.

“Governmental Entity” shall have the meaning set forth in Section 2.4(a) hereof.

“Holdback Amount” means $10,000,000.

“Indebtedness” shall have the meaning set forth in Section 2.3(d) hereof.

“Indemnified Parties” shall have the meaning set forth in Section 9.1(b) hereof.

“Indemnification Basket” shall have the meaning set forth in Section 9.6(a) hereof.

“Indemnitor” shall have the meaning set forth in Section 9.2(a) hereof.

“Intellectual Property” shall have the meaning set forth in Section 3.14(a) hereof.

“IRS” shall have the meaning set forth in Section 3.12(a) hereof.

“Joint Instruction Letter” shall have the meaning set forth in Section 9.9(a).

“Knowledge” with respect to the Company shall mean the knowledge of Tyler Schilling and each officer of Seller, the Company or any Subsidiary with a title of Vice President or above after due inquiry and with respect to Purchaser shall mean the knowledge of each officer of Purchaser, with a title of Vice President or above after due inquiry.

“Latest Balance Sheet” shall have the meaning set forth in Section 3.5(a) hereof.

“License Agreements” shall have the meaning set forth in Section 3.14(b) hereof.

“Lien” shall have the meaning set forth in Section 2.4(b) hereof.

“Manager” shall have the meaning set forth in Section 3.1(d) hereof.

“Material Contracts” shall have the meaning set forth in Section 3.15 hereof.

“Materials of Environmental Concern” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, hazardous materials, petroleum and petroleum products, asbestos, asbestos containing materials, polychlorinated biphenyls, mold or microbial matters and any other substance that is currently regulated by an Environmental Law.

“Member” shall mean any Person who has been admitted to the Company as a Member in accordance with the Current Operating Agreement or is an assignee of a Member who has become a Member in accordance with the Current Operating Agreement.

“Net Debt” means, as to Seller, the Company and the Subsidiaries, the current and long-term consolidated indebtedness (including, without limitation, any obligations for borrowed money or for the deferred purchase price of property or services and any obligations under financing or capital leases or letters of credit), net of cash and cash equivalents (after giving effect to the payment of the Total Purchase Price) as set forth in the 2008 Financial Statements. For purposes of calculating Net Debt, the Parties shall give effect to an assumed receipt of $116,000,000 in cash by the Company as of the balance sheet date in connection with the Closing and shall not give effect to the discharge of any current or long-term indebtedness as of the balance sheet date using actual transaction proceeds received by the Company on the Closing Date. The calculation of Net Debt shall be further adjusted as provided in Exhibit D. The Parties agree that, for purposes of this Agreement, Net Debt may be a negative number in the event that cash and cash equivalents is greater than current and long-term indebtedness, calculated on a consolidated basis.

“New Operating Agreement” shall have the meaning set forth in Section 1.5 hereof.

“Newco” shall mean Schilling Robotics Newco, LLC, a Delaware limited liability company and wholly-owned subsidiary of Seller.

“Open Source Materials” shall have the meaning set forth in Section 3.14(n) hereof.

“Out-Licensed Software” shall have the meaning set forth in Section 3.14(k) hereof.

“Owned Property” shall have the meaning set forth in Section 3.19(a) hereof.

“Party” and “Parties” shall have the meanings set forth in the preamble hereto.

“Patents” shall have the meaning set forth in Section 3.14(a) hereof.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Proposed Calculations” shall have the meaning set forth in Section 1.8(b) hereof.

“Purchased Unit Purchase Price” shall have the meaning set forth in Section 1.1 hereof.

“Purchased Units” shall have the meaning set forth in Section 1.1 hereof.

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 9.1(a) hereof.

“Purchaser Material Adverse Effect” shall have the meaning set forth in Section 4.1 hereof.

“Required Consents” shall have the meaning set forth in Section 7.2(d) hereof.

“Schilling” shall have the meaning set forth in the preamble hereto.

“Schilling Transaction Expenses Estimate” shall mean the good faith estimate of the transaction expenses incurred by Seller and the Company and described in reasonable detail on a schedule provided to Purchaser one Business Day prior to the Closing.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” means those documents filed with the SEC pursuant to the Securities Act or the Exchange Act.

“Securities” shall mean any options, warrants, units or any other securities or rights to acquire securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Escrow Distribution” shall have the meaning set forth in Section 9.9(a) hereof.

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.1(b) hereof.

“Seller Taxes” shall mean any liability for Taxes of the Company, the Seller, Schilling or a shareholder of the Seller with respect to Taxes attributable to periods (or portions of periods) ending on or before the Closing Date. For the avoidance of doubt, Seller Taxes includes (i) any Taxes arising from the Transaction, and (ii) any obligation of the Company or Seller to pay or distribute any amounts that relate to the Seller Tax liability of another person, such as Schilling or shareholder of the Seller.

“Seller’s Common Stock” shall have the meaning set forth in Section 2.3(a) hereof.

“Software” shall have the meaning set forth in Section 3.14(k) hereof.

“Source Code” shall have the meaning set forth in Section 3.14(k) hereof.

“Subsidiary” shall have the meaning set forth in Section 3.1(b).

“Tax” or “Taxes” means any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, gains, net proceeds, net worth, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, workers compensation, disability, payroll, employment, social contributions, fuel, excess profits, occupancy, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the collection and administration of any Taxes.

“Tax Returns” mean all federal, state, local, and foreign tax returns, declarations, statements, claims for refunds, reports, schedules, forms, and information returns and any amendments thereto.

“Termination Date” shall have the meaning specified in Section 8.1(b)(ii) hereof.

“Third Party Claim” shall have the meaning set forth in Section 9.4 hereof.

“Total Purchase Price” shall have the meaning set forth in Section 1.1 hereof.

“Trade Secrets” shall have the meaning set forth in Section 3.14(a) hereof.

“Trademarks” shall have the meaning set forth in Section 3.14(a) hereof.

“Transaction” shall have the meaning set forth in Section 1.1 hereof.

“Transaction Documents” means this Agreement, the New Operating Agreement, the Unitholders Agreement, the Escrow Agreement and all agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement.

“Transaction Expenses” shall have the meaning set forth in Section 11.2 hereof.

“Unitholders Agreement” shall have the meaning set forth in the Recitals hereof.

“Units” shall have the meaning set forth in the Recitals hereof.

“USAA” shall have the meaning set forth in Section 9.3(a).

“Voting Debt” shall have the meaning set forth in Section 2.3(b) hereof.

“WARN Act” shall have the meaning set forth in Section 3.16(c) hereof.

Section 10.2 Interpretation.

(a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Survival. Except as otherwise specifically provided in Article IX of this Agreement, the representations, warranties, covenants and agreements made by the Company herein shall survive any investigation made by Purchaser and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of Company pursuant to this Agreement shall be deemed to be representations and warranties by Company hereunder.

Section 11.2 Fees and Expenses. Except as specifically provided to the contrary in this Agreement, all fees, costs and expenses (including but not limited to, all brokers’ fees, data room costs and the fees, costs and expenses of legal counsel, financial advisors and accountants and all fees and expenses incurred in connection with the antitrust matters in foreign jurisdictions), incurred or accelerated in connection with this Agreement and the consummation of the Transaction or any of the other transactions contemplated hereby (the “Transaction Expenses”) shall be paid by the Party incurring such expenses; provided, however, that FMC shall be solely responsible for all costs and expenses incurred in connection with the antitrust matters in foreign jurisdictions.

Section 11.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of Purchaser and Seller.

Section 11.4 Extension; Waiver. At any time prior to the Closing, the Parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, powers or remedy. The rights provided hereunder are cumulative and not exclusive of any rights, power or remedies provided by law.

Section 11.5 Notices. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, sent by facsimile transmission (receipt of which is confirmed) or by mail to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Seller, to SCHILLING ROBOTICS, INC. 201 Cousteau Place Davis, CA 95618 Attention: Philip F. Otto Facsimile No.: (530) 753-8092

with a copy to

DLA PIPER LLP (US) 400 Capitol Mall, Suite 2400 Sacramento, CA 95814 Attention: Gilles S. Attia Facsimile No.: (916) 930-3201

(b) if to the Company, to SCHILLING ROBOTICS, LLC 201 Cousteau Place Davis, CA 95616 Attention: Tyler Schilling, Chairman Facsimile No.: (530) 753-8092

with a copy to

DLA PIPER LLP (US) 400 Capitol Mall, Suite 2400 Sacramento, CA 95814 Attention: Gilles S. Attia Facsimile No.: (916) 930-3201

(c) if to Schilling, to Tyler Schilling c/o SCHILLING ROBOTICS, INC. 201 Cousteau Place Davis, CA 95616 Facsimile No.: (530) 753-8092

(d) if to Purchaser, to FMC TECHNOLOGIES, INC. 1803 Gears Road Houston, TX 77067 Attention: General Counsel Facsimile No.: (281) 591-4102

with a copy to

Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, TX 77002 Attention: T. Mark Kelly Facsimile No.: (713) 615-5531

Section 11.6 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 11.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 11.8 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 11.9 Assignment. This Agreement shall not be assigned by operation of law or otherwise except that Purchaser may assign, in its sole discretion, (i) its indemnification and other rights hereunder to any bank or other financial institution which is or becomes a lender to Purchaser or the Company or any of their respective successors and assigns, (ii) any or all of its rights, interests and obligations to any Person acquiring a material portion of the assets, business or securities of the Company or Purchaser, whether by merger, consolidation, sale of assets or otherwise, or (iii) any or all of its rights, interests and obligations hereunder to any direct or indirect wholly or majority owned subsidiary or Affiliate of Purchaser; provided, however, that such assignment pursuant to this clause (iii) shall not relieve Purchaser of its obligations hereunder.

Section 11.10 Governing Law; Forum. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law. Any judicial proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of Delaware, and, by execution and delivery of this Agreement, each of the Parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each of the Parties further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served to it at the address and in the manner set forth in Section 11.5 or as otherwise provided under the laws of the State of Delaware. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the Parties to waive any objections to jurisdiction, to venue or to convenience of forum. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties to this Agreement.

Section 11.11 Specific Performance. The Parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 11.12 Parties in Interest. Except as set forth in Section 9.1 hereof, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.13 Severability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

Section 11.14 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SCHILLING ROBOTICS, INC.

By:	Philip F. Otto
Its:	Chief Executive Officer

SCHILLING ROBOTICS, LLC

By:	Tyler Schilling
Its:	Manager

FMC TECHNOLOGIES, INC.
Principal Place of Business:

By:	Jeffrey W. Carr
Its:	Vice President, General Counsel & Secretary

With respect to Articles II, III and IX only:

Tyler Schilling

[SECURITIES PURCHASE AGREEMENT–SIGNATURE PAGE]

Exhibit A

Form of New Operating Agreement

Exhibit B

Escrow Agreement

Exhibit C

Purchase Price Adjustment Schedule – Sample Calculations

The following examples are for illustrative purposes only.

Scenario 1: Company Adjustment Payment exceeds the Holdback Amount

Assumptions:

•	Actual 2008 EBITDA = $27,000,000

•	Actual Net Debt = $1,000,000

Calculation of Actual Net Equity Value

($27,000,000 times 8.52) minus $1,000,000 = $229,040,000

(Actual 2008 EBITDA times 8.52) minus (Actual Net Debt) = Actual Net Equity Value

Calculation of Actual Purchased Interest Value

$229,040,000 times 0.45 = $103,068,000

(Actual Net Equity Value times 0.45) = Actual Purchased Interest Value

Calculation of Company Adjustment Payment

$116,000,000 minus $103,068,000 = $12,932,000

($116,000,000 minus Actual Purchased Interest Value) = Company Adjustment Payment

Calculation of Amount Payable to Purchaser Pursuant to Section 1.7(c)

$12,932,000 minus $10,000,000 = $2,932,000

(Company Adjustment Payment minus Holdback Amount)

Scenario 2: Holdback Amount exceeds Company Adjustment Payment

Assumptions:

•	Actual 2008 EBITDA = $28,500,000

•	Actual Net Debt = $1,000,000

Calculation of Actual Net Equity Value

($28,500,000 times 8.52) minus $1,000,000 = $241,820,000

(Actual 2008 EBITDA times 8.52) minus (Actual Net Debt) = Actual Net Equity Value

Calculation of Actual Purchased Interest Value

$241,820,000 times 0.45 = $108,819,000

(Actual Net Equity Value times 0.45) = Actual Purchased Interest Value

Calculation of Company Adjustment Payment

$116,000,000 minus $108,819,000 = $7,181,000

($116,000,000 minus Actual Purchased Interest Value) = Company Adjustment Payment

Calculation of Amount Payable by Purchaser Pursuant to Section 1.7(c)

$10,000,000 minus $7,181,000 = $2,819,000

(Holdback Amount minus Company Adjustment Payment) = Amount payable by Purchaser

Scenario 3: Actual Purchased Interest Value exceeds $116,000,000

Assumptions:

•	Actual 2008 EBITDA = $32,000,000

•	Actual Net Debt = $1,000,000

Calculation of Actual Net Equity Value

($32,000,000 times 8.52) minus $1,000,000 = $271,640,000

(Actual 2008 EBITDA times 8.52) minus (Actual Net Debt) = Actual Net Equity Value

Calculation of Actual Purchased Interest Value

$271,640,000 times 0.45 = $122,238,000

(Actual Net Equity Value times 0.45) = Actual Purchased Interest Value

Because Actual Purchased Interest Value exceeds $116,000,000, Purchaser shall pay the Holdback Amount to the Company.

Exhibit D

Adjustments to 2008 EBITDA

Exhibit E

Unitholders Agreement

Exhibit F

Form of US Legal Opinion

Exhibit G

Form of UK Legal Opinion